Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
SL RESORT HOLDINGS INC.
RESORT MERGER SUB INC.,
and
SILVERLEAF RESORTS, INC.
Dated as of February 3, 2011

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of February 3, 2011 (this “Agreement”), is among SL Resort Holdings Inc., a Delaware corporation (“Parent”), Resort Merger Sub, Inc., a Texas corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Silverleaf Resorts, Inc., a Texas corporation (the “Company”).
W I T N E S S E T H :
     WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);
     WHEREAS, the Board of Directors of the Company (the “Board”) has (i) determined that it is in the best interests of the Company and its shareholders to enter into this Agreement and (ii) approved this Agreement and the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
     WHEREAS, the Board of Directors of Merger Sub and the Board of Directors of Parent have each unanimously approved this Agreement;
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein;
     WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, certain shareholders of the Company have entered into a voting agreement with Parent and Merger Sub (the “Voting Agreement”), which has been approved by the Board; and
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, the Guarantor has entered into a limited guarantee in favor of the Company (the “Limited Guarantee”) pursuant to which the Guarantor is guaranteeing certain obligations of each of Parent and Merger Sub set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Merger. At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Texas Business Organizations Code (the “TBOC”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct or indirect wholly owned subsidiary of Parent.
     Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall occur on the fifth Business Day (as hereinafter defined) following the satisfaction or waiver (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) has occurred, or at such other place, date and time as the Company and Parent may agree in writing.
     Section 1.3 Effective Time. At the Closing, the Company shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Texas in accordance with Section 10.153 of the TBOC and, as soon as practicable on or after the Closing Date, the parties hereto shall make all other filings or recordings required under the TBOC. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Texas and a time-stamped, filed copy of the Certificate of Merger is issued by the Secretary of State of the State of Texas, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the TBOC (such time as the Merger becomes effective is referred to herein as the “Effective Time”).
     Section 1.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 1.5 Certificate of Formation and Bylaws of the Surviving Corporation.
     (a) At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.
     (b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.
     Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their
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earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
     Section 1.7 Officers. The officers of the Company (each vice president and each other more senior officer) immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the certificate of formation and bylaws of the Surviving Corporation.
ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
     Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company, Parent or Merger Sub:
     (a) Conversion of Company Common Stock. Subject to Section 2.1(b), Section 2.1(e) and Section 2.1(f), each issued and outstanding share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), other than any Excluded Shares, shall thereupon be converted automatically into and shall thereafter represent the right to receive $2.50 in cash without any interest thereon and net of any withholdings for Taxes (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of non-certificated Shares represented by book-entry (“Book-Entry Shares”) or certificates which immediately prior to the Effective Time represented such Shares (“Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration upon surrender of such certificate or Book-Entry Share in accordance with Section 2.2.
     (b) Company Held Shares. Each Share that is held by the Company or any wholly-owned subsidiary of the Company immediately prior to the Effective Time (other than any such Shares held on behalf of third parties or in a fiduciary capacity) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.
     (c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
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     (d) Stock Options.
          (i) Except as otherwise agreed in writing by the Company and Parent and the applicable holder thereof, each option or other award to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the Company Option Plans, whether vested or unvested, that is outstanding or that is required to be treated as outstanding immediately prior to the Effective Time shall (notwithstanding any provisions to the contrary in the Company Option Plans or applicable option grants), as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash in U.S. dollars equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Stock Option and (B) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option (or if there is not any such excess, zero) with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”), subject to any applicable withholding Taxes. If the exercise price per share of Company Common Stock granted under such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled at the Effective Time without any cash payment being made in respect thereof. From and after the Effective Time, any such cancelled Company Stock Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration, if applicable.
          (ii) Prior to the Effective Time, the Compensation Committee of the Board, or the Board, as appropriate, shall make such adjustments and amendments to, make such determinations or take such actions with respect to Company Option Plans, Company Stock Options and Company Benefit Plans, including giving notices and obtaining consents where necessary, to effect the settlement and/or cancellation immediately prior to the Effective Time of all Company Stock Options, outstanding immediately prior to the Effective Time and to implement the foregoing provisions of this Section 2.1(d).
     (e) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur, as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange, or any dividend or distribution of stock, cash or property with a record date during such period, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and the Option Consideration shall be correspondingly adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
     (f) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Section 10.356 of the TBOC (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares,” and
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together with the Cancelled Shares, the “Excluded Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 10.351 to 10.368 of the TBOC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the provisions of Section 10.366 of the TBOC and this Section 2.1(f)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn, waived or lost rights to demand or receive the fair value of such shares of Company Common Stock under the TBOC. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn, waived or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(a), without any interest thereon. The Company shall give Parent (i) prompt notice and a copy of any written notices to exercise dissenter’s rights in respect of any shares of Company Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the TBOC and received by the Company relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the TBOC. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or approve of any withdrawal of, or offer or agree to settle or approve any withdrawal of, any such demand for payment. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which dissenter’s rights have been perfected shall be returned to Parent upon demand.
     Section 2.2 Exchange of Certificates.
     (a) Paying Agent. At or essentially simultaneously with the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent and approved by the Company in writing (such approval not to be unreasonably withheld) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares and holders of the Company Stock Options (as hereinafter defined) cash in U.S. dollars sufficient to pay an amount equal to the sum of (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Excluded Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to the provisions of this Article II, and (ii) the Option Consideration payable pursuant to Section 2.1(d) (such cash referred to in subsections (a)(i) and (a)(ii) being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.
     (b) Payment Procedures.
          (i) As soon as reasonably practicable after the Effective Time, and in any event not later than the fifth Business Day following the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to (x) mail to each holder of record of Shares as of immediately prior to the Effective Time whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall be in
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customary form and shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof which are reasonably acceptable to Parent) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company shall reasonably determine) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration, and (y) pay, by check or wire transfer of immediately available funds to the account or accounts designated by the Company in writing no later than two Business Days prior to the Closing, to each holder of a Company Stock Option an amount in cash equal to the Option Consideration payable to such holder pursuant to Section 2.1(d) hereof in respect of such Company Stock Option.
          (ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check or, if requested in writing by the holder of such Certificates or Book-Entry Shares representing in excess of one percent (1%) of the Shares outstanding immediately prior to the Effective Time, a wire transfer of immediately available funds to an account designated by such holder, in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration (less any applicable withholding Taxes) and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent (or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal), accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as hereinafter defined) have been paid or are not applicable. Until surrendered in accordance with this Section 2.2(b)(ii), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or such other consideration as may be due pursuant to Section 2.1(f).
          (iii) The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of federal, state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as hereinafter defined), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options in respect of which such deduction and withholding were made.
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     (c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares or Company Stock Options that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged as provided in this Article II.
     (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares (other than Excluded Shares) who have not surrendered their Certificates or Book-Entry Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates or Book-Entry Shares and compliance with the letter of transmittal referred to in Section 2.2(b) and the instructions thereto.
     (e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     (f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to former owners of Shares or Company Stock Options, pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).
     (g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration, without interest thereon.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed (i) in the Company SEC Documents filed with or furnished to the SEC on or after December 31, 2008 and prior to the date of this Agreement (other than any disclosures in such Company SEC Documents referred to in the “Risk Factors” or “Forward Looking Statements” sections thereof, any other disclosures in the Company SEC Documents which are forward looking in nature) for all representations and warranties other than those in Section 3.1(a) and Section 3.2(a), or (ii) in the disclosure schedule delivered by the Company to
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Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that (x) the lack of any specific reference to the Company Disclosure Schedule in this Agreement shall not limit the right of the Company to qualify any representation or warranty by listing such item or qualification in the corresponding section or subsection of the Company Disclosure Schedule, and (y) the disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other representation or warranty to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:
     Section 3.1 Qualification, Organization, Subsidiaries, etc.
     (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate, partnership, limited liability company, trust or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Company Material Adverse Effect.
     (b) Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The organizational or governing documents of the Company and each of its Subsidiaries (and all amendments thereto), as previously provided to Parent, are complete and correct and are in full force and effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents.
     (c) As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would reasonably be expected to have a material adverse effect on the assets, properties, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or that has or would reasonably be expected to prevent or materially delay or materially impair the ability of the Company to perform its obligations hereunder or to consummate the Merger or the other transactions contemplated hereby, but shall not include (i) facts, circumstances, events, changes, effects or occurrences generally affecting the industry in which the Company and its Subsidiaries operate or the economy or the financial, credit (including securitization) or securities markets in the United States or elsewhere in the world, including any changes in interest rates, any political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war, terrorism or insurrection, except to the extent any such fact, circumstance, event, change, effect or occurrence that, relative to other industry participants, materially disproportionately affects the Company and its Subsidiaries, taken as a whole, (ii) changes in the Laws or regulations made after the date hereof relating to the timeshare industry or the marketing or financing thereof that do not materially disproportionately affect the
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Company and its Subsidiaries, (iii) facts, circumstances, events, changes, effects or occurrences to the extent directly resulting from the announcement of the execution of this Agreement, the performance by the Company of its obligations in accordance with the terms of this Agreement or the consummation of the transactions contemplated hereby, (iv) fluctuations in the price or trading volume of shares of Company Common Stock or the failure to meet any internal, analyst or other earnings estimates or projections of financial performance (provided, that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation or failure has resulted in, or contributed to, a Company Material Adverse Effect), (v) facts, circumstances, events, changes, effects or occurrences to the extent resulting from any changes in United States generally accepted accounting principles (“GAAP”) (or the interpretation thereof) after the date hereof, except to the extent that any such fact, circumstance, event, change, effect or occurrence that, relative to other industry participants, materially disproportionately affects the Company and its Subsidiaries, taken as a whole, (vi) facts, circumstances, events, changes, effects or occurrences to the extent resulting from or related to any changes or proposed changes in accounting rules and regulations of the Securities and Exchange Commission (the “SEC”), except to the extent any such fact, circumstance, event, change, effect or occurrence that, relative to other industry participants, materially disproportionately affects the Company and its Subsidiaries taken as a whole; or (vii) any change in the Company’s accounting policies or financial statements arising from the matters disclosed in Section 3.5(a) of the Company’s Disclosure Schedule or any facts, circumstances, events, changes, effects or occurrences resulting directly from the consolidation of the Company’s financial statements with those of the Clubs and Associations.
     Section 3.2 Capital Stock.
     (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on January 31, 2011, (i) 38,136,921 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued or outstanding or reserved for issuance, (ii) 10,022 shares of Company Common Stock were held in treasury, (iii) 240,168 shares of Company Common Stock were reserved for issuance under the Company’s 1997 Stock Option Plans (the “1997 Plan”), 240,168 of which were subject to outstanding Company Stock Options issued pursuant to such plan, (iv) 953,429 shares of Company Common Stock were reserved for issuance under the Company’s 2003 Stock Option Plan (the “2003 Plan”), 953,370 of which were subject to outstanding Company Stock Options issued pursuant to such plan, and (iv) 2,000,000 shares of Company Common Stock were reserved for the issuance under the Company’s 2008 Stock Option Plan (the “2008 Plan”), 1,720,000 of which were subject to outstanding Company Stock Options issued pursuant to such plan. Collectively, under the 1997 Plan, the 2003 Plan and the 2008 Plan, the “Company Options Plans”), an aggregate of 3,193,597 shares were reserved for issuance, an aggregate of 2,913,538 of which were subject to outstanding Company Stock Options. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance under the Company Option Plans when issued in accordance with the respective terms thereof will be, duly authorized, validly issued, fully paid and non-assessable, free of any Liens other than Liens arising under applicable federal and state securities Laws, not subject to any pre-emptive rights and issued in compliance with all
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applicable securities Laws. No shares of Company Common Stock or other Equity Interests or voting interests of the Company, or any securities convertible into or exchangeable for shares of Company Common Stock or other Equity Interests or voting interests of the Company, are owned by any Subsidiaries of the Company.
     (b) Except as set forth in subsection (a) above or as permitted by Section 5.1(b) after the date hereof, (i) neither the Company nor any of its Subsidiaries has issued any shares of capital stock or other Equity Interests or voting interests or securities convertible into or exchangeable for capital stock of, or other Equity Interests or voting interests in, the Company, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other Equity Interests or voting interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or other Equity Interests or voting interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares of capital stock, Equity Interests or voting stock, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities, exchangeable securities, or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock, other Equity Interests or voting interests or (D) provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.
     (c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.
     (d) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company is otherwise aware (i) with respect to the voting of, (ii) restricting the transfer of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) granting any preemptive or antidilutive right with respect to, any shares of the capital stock or other Equity Interest or voting interests of the Company or any of its Subsidiaries.
     (e) No holder of securities in the Company or any of its Subsidiaries has any right to have such securities registered by the Company or any of its Subsidiaries, as the case may be.
     (f) Section 3.2(f) of the Company Disclosure Schedule sets forth a complete and correct list of (i) all outstanding Company Stock Options granted under the Company Option Plans, or otherwise, (ii) the holders thereof, (iii) the number of shares of Company Common Stock issuable thereunder or with respect thereto, (iv) the date of grant and (v) the exercise prices (if any) thereof. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective by all necessary corporate action. The per share exercise price of each Company Stock Option was equal to or greater than the fair market value of a share of Company Common Stock on the
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applicable grant date. The Company has not granted, and there is no and has been no Company policy or intentional practice to grant, Company Stock Options prior to, or otherwise intentionally coordinate the grant of Company Stock Options with, the release of material information regarding the Company or its Subsidiaries. The Company Option Plans (and all amendments thereto), as previously provided to Parent, are complete and correct and are in full force and effect.
     (g) None of the Company or any of its Subsidiaries is a party to any “poison pill”, anti-takeover plan or other similar agreement or understanding relating to any shares of capital stock or other Equity Interests or voting interests of the Company or any of its Subsidiaries.
     Section 3.3 Subsidiaries; Clubs and Associations
     (a) Section 3.3(a) of the Company Disclosure Schedule sets forth (i) a true and complete list of all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other Equity Interests or voting interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, are wholly-owned, directly or indirectly, by the Company or one of its Subsidiaries free and clear of all liens, claims, deeds of trust, options, rights of first refusal, restrictive covenants, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same other than Liens arising under applicable federal and state securities Laws) (collectively, “Liens”), free of pre-emptive rights and issued in compliance with all applicable securities Laws. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, other than the Company’s Subsidiaries, the Company does not own, directly or indirectly, any capital stock, voting interests or Equity Interests in any Person.
     (b) Section 3.3(b) of the Company Disclosure Schedule sets forth a true and complete list of all Clubs and Associations related to the Resorts.
     Section 3.4 Corporate Authority Relative to This Agreement; No Violation.
     (a) The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and, except for (i) the Company Shareholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Texas, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. The Board has determined that it is in the best interests of the Company and its shareholders to enter into this Agreement and has resolved to recommend that this Agreement, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, be approved by the holders of Company
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Common Stock at the Shareholders’ Meeting (including the Board’s recommendation, the “Recommendation”); provided that a withdrawal or modification after the date hereof by the Board of the Recommendation in accordance with Section 5.3 shall not be deemed a breach of the foregoing portion of this sentence. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity, and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).
     (b) Other than in connection with or in compliance with (i) the TBOC, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or rules of the NASDAQ Capital Market (“NASDAQ”), and (iii) applicable state, local and provincial licensing statutes and regulations as listed in Section 3.4(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), no material authorization, consent, permit or approval of, filing with, or notification to any federal, state, local or foreign governmental or regulatory agency, commission, court, body, entity or authority, or any agency or instrumentality thereof (each, a “Governmental Entity”) is necessary, under applicable Law, for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated by this Agreement.
     (c) Except as set forth in Section 3.4(c) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations hereunder, the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not, (i) result in any material breach or violation of, or material default (with or without notice or lapse of time, or both) under, require consent, notification or approval under, or give rise to a right of termination, cancellation or acceleration of any material obligation, payment for any material consent or similar fee, or to the loss of any material benefit under, any material loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract or instrument, binding upon the Company or any of its Subsidiaries or any of their respective assets or properties or result in the creation of any material Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries or (iii) assuming that the notifications, consents and approvals referred to in Section 3.4(b) of the Company Disclosure Schedule are duly made or obtained, as the case may be, conflict with or violate in any material respect any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is subject or bound.
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     Section 3.5 Reports and Financial Statements.
     (a) The Company and its Subsidiaries have timely filed or furnished all forms, documents, statements and reports required to be filed with, or furnished by them to, the SEC since January 1, 2008 (the forms, documents, statements and reports filed with or furnished to the SEC since January 1, 2008 and those filed with or furnished to the SEC subsequent to the date of this Agreement, including any amendments or supplements thereto prior to the date hereof, the “Company SEC Documents”). As of their respective dates, or, if amended or supplemented (including by incorporation by reference), as of the date of the last such amendment or supplement prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will comply, as to form, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of their respective dates, or, if amended or supplemented (including by incorporation by reference), as of the date of the last such amendment or supplement prior to the date hereof, none of the Company SEC Documents so filed with or furnished to, or, if not yet filed with or furnished to the SEC, that will be filed with or furnished to the SEC subsequent to the date of this Agreement, contained or will contain any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act or is required to file any form, report or other documents with the SEC, NASDAQ or any other stock exchange. Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, none of the Company SEC Documents filed with or furnished to the SEC prior to the date hereof is the subject of ongoing review or outstanding SEC comment. Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, since January 1, 2008 to the date hereof, the Company has been and is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.
     (b) As of their respective dates, and solely with respect to the financial statements (including related notes and schedules) contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2010, the consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in or incorporated by reference into such Company SEC Documents (the “Company Financial Statements”) have been prepared, or, in the case of Company Financial Statements prepared on or after the date of this Agreement, will be prepared, in conformity with GAAP (except, in the case of the unaudited statements, for the lack of footnotes or as otherwise permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows and changes in shareholders equity for the respective periods then ended (subject, (x) in the case of the unaudited quarterly statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto (which adjustments are not and will not be material in amount or effect) and (y) to
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any adjustments resulting from the matters disclosed in Section 3.5(a) of the Company Disclosure Schedule).
     Section 3.6 Internal Controls and Procedures.
     (a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are effective in providing reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of the Company Financial Statements for external purposes in accordance with GAAP, (ii) that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (iii) that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Board (A) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect the Company’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
     (b) Since January 1, 2008, neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has a “significant deficiency” or “material weakness” (for the purposes of Section 3.6(a) and this Section 3.6(b), as such terms are defined in the Public Company Accounting Oversight Board’s Auditing Standards, as in effect on the date hereof), in the Company’s internal controls over financial reporting.
     Section 3.7 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company’s consolidated balance sheets as of December 31, 2009 or September 30, 2010 (or the notes thereto) included in the Company SEC Documents filed prior to the date hereof, (ii) for liabilities and obligations arising under this Agreement or the performance by the Company of its obligations in accordance with the terms of this Agreement, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2010, (iv) for liabilities arising from any action specifically permitted under the
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exceptions to the covenants set forth in Section 5.1(b), (v) for fees and expenses of appraisers, investment bankers, attorneys, accountants and other consultants engaged by the Company in connection with the transactions contemplated by this Agreement, (vi) for liabilities or obligations under Company Material Contracts (as hereinafter defined), other than in the case of material breaches or defaults by the Company, and (vii) for liabilities or obligations that have been discharged or paid in full in the ordinary course of business, neither the Company nor any Subsidiary of the Company has any material liabilities or obligations of any nature, whether or not accrued, contingent, or otherwise, whether known or unknown and whether due or to become due. Subject to the disclosures set forth in Section 3.5(a) of the Company Disclosure Schedule, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been disclosed in the Company SEC Documents nor any obligations to enter into such arrangements.
     Section 3.8 Compliance with Laws; Permits.
     (a) Except as disclosed in Section 3.8(a) of the Company Disclosure Schedule, each Covered Entity (i) is, and since the later of January 1, 2008 and its respective date of formation or organization has been, in compliance in all material respects with and are not in material default under or in material violation of any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement having the force of law or any undertaking to or agreement with any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”) applicable to such Covered Entity or its respective businesses or by which any property or asset of a Covered Entity is bound, and (ii) since January 1, 2008, have not received written notice of any material violation of Law from any Governmental Entity.
     (b) No Covered Entity or any of its directors or officers or any other Persons acting on its behalf has, directly or indirectly, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of any applicable foreign, federal or state Law or (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts.
     (c) (i) Section 3.8(c) of the Company Disclosure Schedule sets forth a true and complete list of all material franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Covered Entities to own, lease and operate their properties and assets or to carry on their material lines of business (including, without limitation, the servicing activities by the Company and its Subsidiaries pursuant to any Securitization Instrument) as they are now being conducted (the “Company Permits”); (ii) the Covered Entities are in possession of all Company Permits; (iii) all Company Permits are valid and are in full force and effect; (iv) to the Knowledge of the Company, no suspension, cancellation or non-renewal of any of the Company Permits is pending or threatened; (v) the Covered Entities are not, and since January 1, 2008 have not been, in material violation or breach of, or material
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default under, any Company Permit, and neither the Company nor any of its Subsidiaries have been notified in writing that any Company Permit may not in the ordinary course be renewed upon its expiration or that, by virtue of the transactions contemplated by this Agreement, any Company Permit may be terminated or materially amended or not be granted or renewed; and (vi) no event or condition has occurred or exists which would reasonably be expected to result in a material violation of, material breach of, loss of a material benefit under or non-renewal of, any Company Permit (in each case, with or without notice or lapse of time or both).
     (d) The representations and warranties set forth in this Section 3.8 shall not apply to Environmental Law (which is the subject of Section 3.9), ERISA (which is the subject of Section 3.10), Laws relating to Taxes (which are the subject of Section 3.15), or VOI Laws (which are the subject of Section 3.21).
     Section 3.9 Environmental Laws and Regulations.
     (a) Except as set forth on Section 3.9(a)(i) of the Company Disclosure Schedule, (i) the Covered Entities have conducted their respective businesses and are in compliance with all applicable Environmental Laws (as hereinafter defined) and, while owned by the Company, each of the former Subsidiaries conducted their respective businesses in compliance with all applicable Environmental Laws, and (ii) there has been no Release of any Hazardous Substance by any Covered Entity, or by former Subsidiaries while owned by the Company, or from any properties while owned by a Covered Entity or former Subsidiaries while owned by the Company, or as a result of any operations or activities of a Covered Entity or former Subsidiaries while owned by the Company, in any manner or for which a Covered Entity would be responsible that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws. No Covered Entity has received any written notices, demand letters or written requests for information from any federal, state, local or foreign or provincial Governmental Entity asserting that such Covered Entity may be in violation of, or liable under, any Environmental Law, and neither any Covered Entity nor any of their respective properties are, or, to the Knowledge of the Company are threatened to become, subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law or Releases of Hazardous Substances. Except as set forth in Section 3.9(a)(ii) of the Company Disclosure Schedule, none of the properties currently owned or operated by the Covered Entities contain an active or inactive incinerator, lagoon, landfill, septic system, wastewater treatment system, underground storage tank, friable asbestos or friable asbestos-containing material, or polychlorinated biphenyls Other than any customary indemnification obligations included in Contracts executed in connection with Indebtedness of the Company or its Subsidiaries, or any predecessor is subject to any Contract that may require a Covered Entity to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any liabilities related to Releases of Hazardous Substances or arising under Environmental Law. No Environmental Law regulates the transfer or requires the submission of any notice of transfer of the current properties owned or operated by any Covered Entity. The Company has made available to Parent true and complete copies of all environmental reports, studies, investigations or correspondence in the Company’s possession or control regarding any environmental liabilities of the Covered Entities or any environmental conditions that relate to the current or formerly owned or operated
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properties, facilities or operations of the Covered Entities (collectively, the “Environmental Reports”).
     (b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.
     (c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.
     Section 3.10 Employee Benefit Plans.
     (a) Section 3.10(a) of the Company Disclosure Schedule lists all Company Benefit Plans as of the date of this Agreement. “Company Benefit Plans” means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension, savings, deferred compensation, change in control, or any other employee benefits, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or that the Company or any of its Subsidiaries has any obligation to sponsor, maintain or contribute to, for the benefit of current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries and all employee and consultant agreements pursuant to which the Company or any Subsidiary is obligated to provide compensation, vacation, severance, change in control or other benefits to any current or former officer, employee or consultant of the Company or any Subsidiary.
     (b) No action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened (x) with respect to any Company Benefit Plan by any current or former employee, officer or director of the Company or any of its Subsidiaries, (y) alleging any breach of the terms of any Company Benefit Plan or any fiduciary duties relating to a Company Benefit Plan or (z) with respect to any violation of any applicable Law with respect to such Company Benefit Plan.
     (c) Each Company Benefit Plan has been established, maintained and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. The form of each Company
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Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code is the subject of an opinion or advisory letter from the United States Internal Revenue Service that has not been revoked and to the Knowledge of the Company, no fact or event has occurred that could reasonably be expected to affect adversely the qualified status of any such Company Benefit Plan. Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, all contributions required to be made by the Company or one of its Subsidiaries or any of their respective ERISA Affiliates to any Company Benefit Plan and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period have been timely made or paid in full.
     (d) There are no Company Benefit Plans subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.
     (e) Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, none of the Company Benefit Plans provide that the execution of this Agreement or consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (whether contingent or otherwise), (i) entitle any current or former director, employee, independent contractor, consultant or officer of the Company or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, compensation or benefit except as expressly provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting, result in any funding, or increase the amount of any payment, compensation or benefit due any such director, employee, independent contractor, consultant or officer, except as expressly provided in this Agreement, or (iii) result in any forgiveness of Indebtedness or obligation to fund benefits with respect to any such employee, director, independent contractor, consultant or officer, (iv) result in any limitation or restriction on the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan, (v) result in any new or increased contribution required to be made to any Company Benefit Plan, or (vi) provide for any director, officer, employee or service provider to be entitled to a gross-up, make whole or other payment as a result of the imposition of taxes under Section 280G, 4999 or 409A of the Code pursuant to any agreement or arrangement with the Company or any of its Subsidiaries. Except as provided in Section 3.10(e) of the Company Disclosure Schedule, no payment or benefit which has been, will be or may be made by the Company or any of its Subsidiaries with respect to any present or former employee in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or nondeductibility under Section 162(m) of the Code.
     (f) All Company Benefit Plans subject to the Law of any jurisdiction outside of the United States (i) have been established and maintained in all material respects in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all necessary requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law.
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     (g) With respect to each Company Benefit Plan, the Company has provided to Parent a true, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the most recent plan documents constituting the Company Benefit Plan and all amendments thereto, (ii) any related trust agreement or other funding instrument (iii) the most recent Internal Revenue Service determination or opinion letter, (iv) the most recent summary plan description, (v) the two most recent actuarial reports, (vi) the two most recent required Internal Revenue Service Forms 5500 and attached schedules, and (vii) the two most recent certified financial statements.
     (h) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and neither the Company, its Subsidiaries nor any other entity which together with the Company or any of its Subsidiaries would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”) has during the last six (6) years sponsored or contributed to, or had any liability or obligation in respect of, any Multiemployer Plan, or Multiple Employer Plan.
     (i) No event has occurred and, to the Knowledge of the Company no condition exists that would, either directly or by reason of the Company’s or any Subsidiary’s affiliation with any of their ERISA Affiliates, subject the Company or any of its Subsidiaries to any material tax, fine, lien, penalty or other liability (other than liability for benefits provided for under the Company benefit plans) imposed by ERISA or, with respect to each Company Benefit Plan, the Code or other applicable Laws.
     (j) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code.
     (k) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any material liability with respect to an obligation to provide or maintains any Company Benefit Plan that provides life, health or other non-pension benefits to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law.
     Section 3.11 Interested Party Transactions. Except for employment Contracts filed as an exhibit to or incorporated by reference in a Company SEC Document filed prior to the date hereof or Company Benefit Plans, Section 3.11 of the Company Disclosure Schedule sets forth a correct and complete list of (i) the material Contracts that are in existence as of the date of this Agreement or transactions since January 1, 2008, between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present named executive officer (as defined in the rules and regulations promulgated under the Exchange Act) or director of the Company or any Person that has served as such a named executive officer or director within the past two years or any of such named executive officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (C) to the Knowledge of the Company, any Affiliate of any such named executive officer, director or
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owner or such named executive officer’s, director’s or owner’s immediate family members (other than the Company or any of its Subsidiaries) (subsections (A), (B) and (C) hereof, the “Interested Parties”) and (ii) any material interests of any Interested Party in any material properties or assets of the Company or any of its Subsidiaries (subsections (i) and (ii) of this Section 3.11 are referred to as the “Affiliate Transactions”).
     Section 3.12 Absence of Certain Changes or Events. Since September 30, 2010, except as set forth in Section 3.12 of the Company Disclosure Schedule or disclosed in any Company SEC Document filed after September 30, 2010 but prior to the date of this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice (it being understood that, for purposes of this Section 3.12, the taking of any action specifically permitted by the exceptions in the covenants contained in Section 5.1(b) shall be deemed to be in the ordinary course of business consistent with past practice), (b) there have not been any facts, circumstances, events, changes, effects or occurrences that have had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) prior to the date hereof, neither the Company nor any of its Subsidiaries has implemented or adopted any material change in their respective Tax or financial accounting policies, principles, practices or methods. In addition, without limiting the generality of the foregoing, except as set forth in Section 3.12 of the Company Disclosure Schedule, since September 30, 2010, neither the Company nor any of its Subsidiaries has taken or authorized any action which, if taken or authorized on or after the date hereof, would require the consent of Parent pursuant to Section 5.1(b) (other than (x) the actions specified in clauses (x), (xi), (xiv), (xv) and (xvi) thereof or (y) the actions specified in clause (xxvi) as it relates to the actions specified in such clauses).
     Section 3.13 Investigations; Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there are no Proceedings pending (or, to the Knowledge of the Company, threatened) by, against or involving any Covered Entity or their respective businesses, properties or assets (i) that would reasonably be expected to result in monetary damages against any Covered Entity in excess of $250,000, (ii) that would be reasonably be expected to result in material injunctive relief against any Covered Entity or (iii) that seeks to impose any material legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the businesses of the Covered Entities as such businesses are operated as of the date hereof. Except as disclosed in Section 3.13 of the Company Disclosure Schedule, as of the date hereof, there are no materially adverse orders, judgments, writs, stipulations, injunctions or decrees of, or before, any Governmental Entity by, against or affecting any Covered Entity or their respective businesses, properties or assets. As of the date hereof, to the Company’s Knowledge, no director, officer, or employee of any Covered Entity is a defendant in any Proceeding in his or her capacity as a director or officer of any Covered Entity to which such Covered Entity is not also a defendant.
     Section 3.14 Proxy Statement; Other Information. None of the information contained in the Proxy Statement (as hereinafter defined) will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting (as such Proxy Statement shall have been amended or supplemented as of the date of the Company Meeting), at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material
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fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or any of its Affiliates (other than the Company and its Subsidiaries) expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement and any amendments or supplements thereto will comply as to form in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or any of its Affiliates (other than the Company and its Subsidiaries) expressly for inclusion or incorporation by reference in the Proxy Statement. The letter to shareholders, notice of meeting, proxy statement (including any amendments or supplements thereto), forms of proxy and any other information to be distributed to shareholders in connection with the Merger to be filed with the SEC in connection with seeking the approval of this Agreement are collectively referred to herein as the “Proxy Statement.”
     Section 3.15 Tax Matters.
     (a) (i) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has prepared and timely filed, taking into account any valid extension of time within which to file, all Tax Returns required to be filed by any of them (except, however, some minor state tax returns have not been timely filed with respect to periods that ended prior to January 1, 2008, all of which are now current) and all such Tax Returns are complete and accurate in all material respects, (ii) the Company and each of its Subsidiaries have timely paid all material Taxes that are required to be paid (except, however, some minor state tax payments have not been timely made with respect to periods that ended prior to January 1, 2008, all of which are now current, including interest and penalties, if any) by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (iii) there have been no Internal Revenue Service examinations of the U.S. Consolidated federal income Tax Returns of the Company and its Subsidiaries, there are no extensions of the applicable statutes of limitations, and the only years open to examination are those covered by the existing three- and six-year statutes of limitations, although substantiation for the unused net operating losses dating back to 2000 remains open to audit for utilization of the unused net operating losses in any open years, (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vii) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (A) occurring during the two-year period ending on the date hereof, or (B) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger, (viii) the Company and each of its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party and is in material compliance with all applicable rules and regulations regarding the solicitation,
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collection, filing and maintenance of any forms, certifications and other information required in connection therewith, (ix) none of the Company or any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b)(1), (x) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law), by Contract, agreement or otherwise, (xi) no waivers or extensions of any statute of limitations have been granted or requested with respect to any Taxes of the Company or any of its Subsidiaries, (xii) no issue has been raised in writing by a taxing authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a material Tax deficiency for any subsequent taxable period, (xiii) no claim has been made in writing by a taxing authority in a jurisdiction where either the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction, (xiv) neither the Company nor any of its Subsidiaries (A) is subject to any private letter ruling of the IRS or comparable rulings of any taxing authority with respect to income Taxes or (B) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, in each case, within the preceding three taxable years or that may otherwise be in effect at any time after the Effective Time of the Merger with respect to income Taxes, (xv) without regard to the transaction to be effected by the terms of this Agreement, neither the Company nor any Subsidiary has experienced an “ownership change” within the meaning of Section 382 of the Code since May 2, 2002, (xvi) the net operating losses of the Company as of December 31, 2009, are not less than $146 million, of which not less than $135 million are not limited by the Section 382 change of control which occurred on May 2, 2002 (such net operating losses are calculated using average cost of sales percentages applied against revenue recognized on the installment method, which average percentages might result in relatively small differences in the net operating losses had the actual cost of sales percentages been applied on a specific sale by sale basis), and (xvii) except for sales of Vacation Intervals which are reported on the installment basis for tax purposes, neither the Company nor any Subsidiary will be required to recognize any income after the Closing Date in connection with a transaction that occurred prior to the Closing Date as a result of any change in accounting method, installment sale, or open transaction. Neither the Company nor any Subsidiary is or has been a member of any affiliated group (within the meaning of Section 1504 of the Code) or a consolidated combined, unitary or other group (under state, local or foreign Law) (each, an “Affiliated Group”) other than the Affiliated Group of which the common parent is the Company. Each of the Clubs and Associations have filed all Tax Returns required to be filed by them and paid all Taxes that are required to be paid by them.
     (b) As used in this Agreement, (i) “Tax” or “Taxes” means (A) any and all federal, state, local or foreign or provincial taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental
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Entity in connection with respect thereto, and (B) any liability in respect of any items described in clause (A) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise, and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
     Section 3.16 Labor Matters.
     (a) Except as set forth in Section 3.16 of the Company Disclosure Schedule, no Covered Entity has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of any Covered Entity and, to the Knowledge of the Company, no such investigation is in progress. There is or are no (and has not or have not been during the two year period preceding the date hereof) (i) strikes or lockouts with respect to any employees of any Covered Entity (“Employees”); (ii) to the Knowledge of the Company, union organizing effort pending or threatened against any Covered Entity; (iii) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against any Covered Entity; or (iv) slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to Employees. To the Knowledge of the Company, the Covered Entities are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. To the Knowledge of the Company, no Covered Entity has any liabilities under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local Law as a result of any action taken by the Company. No Covered Entity is a party to any collective bargaining agreements.
     (b) Except as could not be reasonably be expected to result in any material liability to the Company, all individuals that have been or that are classified by the Company as independent contractors have been and are correctly so classified, and none of such individuals could reasonably be classified as an employee of the Company.
     Section 3.17 Intellectual Property; Data Collection and Privacy Policies.
     (a) Section 3.17 of the Company Disclosure Schedule sets forth a true and complete list of all registered or material Intellectual Property owned or licensed by the Company or any of its Subsidiaries. To the Company’s Knowledge, all material Intellectual Property owned by the Company or any of its Subsidiaries is valid, subsisting and enforceable. Either the Company or a Subsidiary of the Company owns (free and clear of any Liens), or is licensed or otherwise possesses valid rights to use, all Intellectual Property. There are no pending or, to the Knowledge of the Company, threatened, claims by any Person alleging infringement, misappropriation or violation in any material respect by the Company or any of its Subsidiaries or with regard to the ownership, validity or use of any Intellectual Property. To the
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Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any material Intellectual Property rights of any Person. Neither the Company nor any of its Subsidiaries has made any claim of a violation, misappropriation or infringement by any Person of its rights to or in connection with the Intellectual Property. To the Knowledge of the Company, no Person is infringing in any material respect any of the material Intellectual Property. Upon the consummation of the transactions contemplated herein, the Surviving Corporation shall own or have the right to use all material Intellectual Property on the same terms and conditions as the Company and its Subsidiaries enjoyed prior to such transactions.
     (b) Each of the Company and its Subsidiaries has timely made all filings, payments and ownership recordations with the appropriate Governmental Entities required to maintain in subsistence all material registered Intellectual Property owned by the Company or its Subsidiaries.
     (c) Each Covered Entity has used commercially reasonable efforts to ensure that the collection, use, storage, transfer and disclosure of any personally identifiable information of its customers and users of its websites (“Information Practices”) by such Covered Entity, and use by third parties having authorized access to the websites or other records of each Covered Entity, conforms in all material respects, and at all times has conformed in all material respects, to all Laws and all contractual commitments governing information practices of the Covered Entities to its customers, the users of the Company’s websites (and the websites of any Subsidiary), and third parties relating to such practices. The Information Practices of the Covered Entities have been materially consistent with all statements or representations (as they may have been amended or supplemented) made to customers, potential customers and third parties regarding such practices. The Information Practices of the Covered Entities regarding credit-card transactions and credit-card holder data are in compliance with the applicable provisions of the PCI-DSS and each applicable CISP. Since January 1, 2008, the Covered Entities (i) have not received any written notification alleging that any Covered Entity has violated any Law or Contract relating to the collection, storage and onward transfer of personally identifiable information collected by the Covered Entities or by third parties having authorized access to databases or other records of the Covered Entities, (ii) have not received any written notice from a credit card company or credit card processor that such credit card company or credit card processor intends to assess a fine with respect to, or terminate, the credit card processing operations of any of the Covered Entities and (iii) have no Knowledge of any material violations of any regulation relating to the collection, storage and onward transfer of personally identifiable information collected by any Covered Entity or by third parties having authorized access to the databases or other records of any Covered Entity.
     Section 3.18 Information Technology
     (a) The Company has taken commercially reasonable precautions to preserve and document the Company’s and its Subsidiaries’ material proprietary products, technology and trade secrets and to protect the secrecy, confidentiality and value of its material proprietary products, technology and trade secrets.
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     (b) The Company and its Subsidiaries either own or hold valid leases and/or licenses to the Company Systems which are used by or necessary for the Company and/or its Subsidiaries to conduct their respective businesses as currently conducted. Upon the consummation of the transactions contemplated hereunder, the Company and its Subsidiaries shall have the right to use and access the Company Systems as required to carry on their respective businesses as currently conducted.
     (c) None of the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any IT Contract Supplier is, or during the 12 months preceding the date of this Agreement, has been in material breach or violation of or material default under any IT Contract with respect to the provision of information and communications technology services to the Company or any of its Subsidiaries.
     (d) The Company maintains and, to the Knowledge of the Company, each IT Contract Supplier who manages the Company Systems maintains, appropriate disaster recovery plans and security procedures with respect to the services to the Company and its Subsidiaries.
     (e) Since January 1, 2008, there have been no material interruptions, malfunctions, data losses or similar incidents attributable to the Company Systems owned or used by the Company or its Subsidiaries. The Company Systems owned or used by the Company and its Subsidiaries are adequate in all material respects for their intended use, have the capacity and performance necessary to meet in all material respects the requirements of their respective businesses as currently conducted and are in good working condition (normal wear and tear excepted). The Company and its Subsidiaries have taken all reasonable steps in accordance with industry standards to secure such Company Systems from unauthorized access or use by any Person, and to ensure the continued, uninterrupted and error-free operation of such Company Systems.
     (f) As used herein, “Company Systems” means the computer and data processing systems, maintenance service agreements, and information, recordkeeping, account management, account management, communications technologies and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites and related content used in the businesses of the Company and its Subsidiaries.
     (g) As used herein, “IT Contract” means any Contract for the provision of information and communications technology (including hardware, software, databases) services and maintenance services to the Company or any of its Subsidiaries. “IT Contract Supplier” means any third party supplier that is contractually obliged to provide information and communications technology services (including services with respect to hardware, software and databases) and maintenance services to the Company or any of its Subsidiaries under any IT Contract.
     Section 3.19 Real Property.
     (a) Section 3.19(a) of the Company Disclosure Schedule sets forth (i) for each Resort, the name and location of each Resort, a list of the improvements thereon, and a list of the
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number of Vacation Intervals held for sale by the Company as of the last day of the month immediately preceding the date of this Agreement, (ii) for The Pinnacle Lodge, a description of the hotel and the improvements thereon, (iii) for each parcel of real property owned or leased by the Company and held for the development of future resorts (“Future Developments”), the legal description and a general description of any development plans with respect to such site, and (iv) for any other real property owned by a Covered Entity not already included in items (i) through (iii) above, the legal description and use or intended use of such property (“Other Property” and collectively with the Resorts, the Pinnacle Lodge and the Future Developments, the “Owned Real Property”).
     (b) Section 3.19(b) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all material leases, subleases, license agreements or other occupancy agreements (collectively, and individually, as the case may be, a “Lease”) to which a Covered Entity is a party, relating to real property leased or subleased by a Covered Entity as a tenant (the “Leased Real Property”, together with the Owned Real Property, the “Real Property”). A true, complete and accurate copy of each Lease, including all amendments, modifications and supplements relating thereto, for all Leased Real Property has been delivered or made available to Merger Sub or its representatives. To the Knowledge of the Company, each Covered Entity exclusively possesses and quietly enjoys the Leased Real Property.
     (c) With respect to each parcel of Owned Real Property, a Covered Entity has good and marketable fee simple title, free and clear of all Liens and possessory interests of any other Person (other than other Covered Entities or Vacation Interval owners), except Permitted Liens or as itemized in Section 3.19(c) of the Company Disclosure Schedule.
     (d) Prior to the date hereof, the Company has furnished or made available to Parent or its representatives true and correct copies of all deeds, mortgages, surveys, licenses, leases, title insurance policies, zoning reports and permanent certificates of occupancy (or documents equivalent to certificates of occupancy in the jurisdiction where the Owned Real Property is located) with respect to the Owned Real Property that are in the possession of Company or its Subsidiaries.
     (e) To the Knowledge of the Company, there are no outstanding claims made by or against any Covered Entity with respect to title or ownership of the Owned Real Property.
     (f) Except for Permitted Liens, no Covered Entity is obligated under or a party to, and none of the Owned Real Property is subject to, any option, right of first refusal, right of first offer or other obligation to sell, transfer, dispose of, grant any interest in or lease any of the Owned Real Property or any portion thereof or interest therein to any Person other than (x) the Company and its Subsidiaries, (y) rights held by the Clubs, Associations or Vacation Interval owners or (z) such leases, subleases, licenses, concessions or other agreements entered into by the Covered Entities in the ordinary course of business.
     (g) With respect to each Leased Real Property, (i) no Covered Entity nor, to the Knowledge of the Company, any of the landlords under the Leases, is in default (past applicable notice and cure periods) in the keeping, observing or performing of any term, covenant, agreement, provision, condition or limitation contained in the Leases on the part of a
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Covered Entity or any such landlord to be observed and/or performed thereunder and no act has been committed or event or circumstance exists which, with notice or lapse of time, or both, could constitute a default in the keeping, observing or performing by a Covered Entity or any such landlord of any term, covenant, agreement, provision, condition or limitation contained in the Leases on the part of a Covered Entity or any such landlord to be observed and/or performed, except for such defaults as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, (ii) all rent and other sums and charges due and payable beyond any applicable grace period by a Covered Entity under each of the Leases have been paid or such sums and charges are being disputed in good faith and for which sufficient funds are being held in reserve for the payment of same and (iii) each Lease is in full force and effect and is valid and enforceable in accordance with its terms.
     (h) With respect to each item of Real Property, to the Knowledge of the Company, (i) no Governmental Entity or other Person has commenced to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property and there are no pending or threatened, and has received notice of any pending or threatened, condemnation or eminent domain proceedings that affect any Real Property, (ii) such Real Property is in material compliance with all applicable Laws, including zoning ordinances, (iii) there are no pending or threatened, and no Covered Entity has received notice of any pending or threatened, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property, or any other matters which if adversely determined could adversely affect the current use, occupancy or value thereof and (iv) no Covered Entity has received notice of any pending or threatened special assessments or special assessment proceedings affecting any portion of the Real Property.
     (i) All structures and buildings on the Real Property are adequately maintained and are in good operating condition and repair in all material respects for the requirements of the business of the Covered Entities as currently conducted.
     Section 3.20 Clubs; Company Management Agreements.
     (a) Each of the Clubs is legally and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. Each Club has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The organizational and governing documents of each Club (and all amendments thereto), as previously provided to Parent, are complete and correct and are in full force and effect. The books and records of each Club, as previously provided to Parent, are complete, true and correct in all material respects, and all amounts assessed to, and funds collected from, Vacation Interval owners and others by the applicable Club on behalf of the Associations have been properly accounted for in all material respects and expended in all material respects in accordance with the Company Management Agreements and all applicable Laws. The pooling of assessments and dues collected from Vacation Interval owners and others by the applicable Club on behalf of the Associations and the Company’s current ability to appoint a majority or the members of the governing body for each Club and Association does not violate any VOI Laws.
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     (b) The Company has furnished to Parent true and complete copies of (i) the audited combined statements of financial position of Silverleaf Club and the Associations for each of the years ended December 31, 2009 and December 31, 2008, respectively, and the related audited combined statements of revenues over expenses, net assets and cash flows for each such period (the “Audited Silverleaf Club Financial Statements”), (ii) the interim unaudited combined statements of financial position of Silverleaf Club and the Associations for the quarters ended September 30, 2010 and June 30, 2010, respectively, and the related unaudited combined statements of revenues over expenses, net assets and cash flows for each such period (the “Interim Silverleaf Club Financial Statements” and, together with the Audited Silverleaf Club Financial Statements, the “Silverleaf Club Financial Statements”), (iii) the audited statement of financial position of the Orlando Breeze Resort Club for each of the years ended December 31, 2009 and December 31, 2008, respectively, and the related audited statements of revenues over expenses, net assets and cash flows for each such period (the “Audited Orlando Club Financial Statements”) and (iv) the interim unaudited statements of financial position of the Orlando Breeze Resort Club for the quarters ended September 30, 2010 and June 30, 2010, respectively, and the related unaudited statements of revenues over expenses, net assets and cash flows for each such period (the “Interim Orlando Club Financial Statements” and, together with the Audited Orlando Club Financial Statements, the “Orlando Club Financial Statements”). The Silverleaf Club Financial Statements and Orlando Club Financial Statements have been prepared, or, in the case of such financial statements prepared on or after the date of this Agreement, will be prepared, in conformity with GAAP applied on a consistent basis during the periods involved and fairly presents, in all material respects, the combined financial position of the Silverleaf Club and the Associations and the Orlando Breeze Resort Club, respectively, as of the respective dates thereof, and the combined statements of revenues over expenses, net assets and cash flows for the respective periods then ended (subject, (x) in the case of the unaudited quarterly statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto (which adjustments are not and will not be material in amount or effect) and (y) to any adjustments resulting from the matters disclosed in Section 3.5(a) of the Company Disclosure Schedule).
     (c) Each of the Company Management Agreements is valid and in full force and effect and constitutes a legal, valid and binding obligation of the Company and the applicable Club and is enforceable against the Company and each of the other parties thereto in accordance with its terms subject to the Bankruptcy and Equity Exceptions. Neither the Company or any of the Clubs is in breach of or default under any of the Company Management Agreements in any material respect, nor has the Company received any notice of any such breach or default and, to the Knowledge of the Company, no condition or event or fact exists which, with notice, lapse of time or both, would constitute a material breach of or default under any Company Management Agreement on the part of the Company or any of the Clubs or result in a termination thereof or permit other changes of any right or obligation or loss of benefit thereunder.
     (d) Except as set forth on Section 3.20(d) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding loans, lines of credit, guarantees or cash advances from the Company or any of its Subsidiaries to any of the Clubs or any management fees due and payable to the Company pursuant to the Company Management Agreements that have not been fully paid and satisfied.
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     (e) Each Association and Orlando Breeze Club have the authority to levy assessments and dues for purposes of operating and maintaining the Resorts and the Clubs.
     (f) All material expenses charged to the Clubs or loans or advances of funds to the Clubs by the Company or any of its Subsidiaries are authorized by and are in compliance in all material respects with the Company Management Agreements and applicable Laws.
     (g) To the Knowledge of the Company, except (i) as reflected or reserved against in the Audited Silverleaf Club Financial Statements for the year ended December 31, 2009, the Audited Orlando Club Financial Statements for the year ended December 31, 2009, the Interim Silverleaf Club Financial Statements for the quarter ended September 30, 2010 or the Interim Orlando Club Financial Statements for the quarter ended September 30, 2010, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2010, (iii) for liabilities or obligations under Company Material Contracts, other than in the case of material breaches or defaults by any Club or Association, and (iv) for liabilities or obligations that have been discharged or paid in full in the ordinary course of business, none of the Clubs or Associations has any material liabilities or obligations of any nature, whether or not accrued, contingent, or otherwise, whether known or unknown and whether due or to become due.
     (h) Except as set forth in Section 3.20(h) of the Company Disclosure Schedule, there are no current or former directors, employees or independent contractors of any of the Clubs or Associations that participate in, or are eligible to participate in any of the Company Benefit Plans.
     Section 3.21 Vacation Interval Registrations.
     (a) Except as set forth in Section 3.21(a) of the Company Disclosure Schedule, the registration statements of the Company and its Subsidiaries (including, without limitation, the applicable public offering statements) filed with Governmental Entities in connection with the registration of the Resorts and/or marketing, offering and sale of Vacation Intervals (the “Vacation Interval Registrations”) comply in all material respects with the requirements of VOI Laws applicable to such Vacation Interval Registrations. The marketing, offering and sale of Vacation Intervals, together with the transactions creating the related VOI Receivables arising therefrom, have been effected in compliance in all material respects with all applicable VOI Laws. Since January 1, 2008, no Covered Entity has received written notice of any material violation of VOI Laws from any Governmental Entity.
     (b) Section 3.21(b) of the Company Disclosure Schedule sets forth a true and complete list of all material franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the marketing, offering and sale of Vacation Intervals by the Covered Entities (the “VOI Permits”). The Covered Entities are in possession of all VOI Permits and all such VOI Permits are valid and are in full force and effect. No suspension, cancellation or non-renewal of any of the VOI Permits is pending or, to the Knowledge of the Company, threatened. The Covered Entities are not, and since January 1, 2008 have not been, in material violation or breach of, or material default under, any VOI Permit and no Covered Entity has been
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notified in writing that any VOI Permit may not in the ordinary course be renewed upon its expiration or that, by virtue of the transactions contemplated by this Agreement, any VOI Permit may be terminated or materially amended or not be granted or renewed and no event or condition has occurred or exists which would reasonably be expected to result in a material violation of, material breach of, loss of a material benefit under or non-renewal of, any VOI Permit (in each case, with or without notice or lapse of time or both).
     (c) All equipment, inventory, or furnishings located in or on the Resorts and promised or represented as available in documents presented or provided to purchasers of Vacation Intervals (the “Resort Documents”) have been substantially made available or provided as represented. To the Company’s Knowledge, all amenities, walkways and parking areas described in the Resort Documents as completed are substantially complete. To the Company’s Knowledge, each purchaser of a Vacation Interval has dedicated and unencumbered access to and use of all of the amenities of the applicable Resorts in accordance with the applicable Resort Documents.
     (d) All accounts receivable of the Company and its Subsidiaries reflected in the consolidated balance sheet of the Company and its Subsidiaries set forth in the Company’s Form 10-Q for the quarter ended September 30, 2010 and accounts receivable of the Company and its Subsidiaries arising after September 30, 2010 and reflected on the books and records of the Company and its Subsidiaries represent valid obligations of debtors arising from sales actually made or services actually performed by the Company or its Subsidiaries in the ordinary course of business and no Person has claimed or, to the Knowledge of the Company, has threatened to claim a defense, setoff or counterclaim with respect thereto.
     (e) For purposes of this Agreement, “VOI Laws” means the applicable provisions of (i) the Consumer Credit Protection Act; (ii) Regulation Z of the Federal Reserve Board; (iii) the Equal Credit Opportunity Act; (iv) Regulation B of the Federal Reserve Board; (v) the Federal Trade Commission’s three (3) day cooling-off Rule for Door-to-Door Sales; (vi) Section 5 of the Federal Trade Commission Act and regulations thereunder; (vii) the Interstate Land Sales Full Disclosure Act; (viii) the federal postal Laws; (ix) usury Laws; (x) trade practices, home and telephone solicitation, sweepstakes, anti-lottery, anti-spam and consumer credit and protection Law, including the Telephone Consumer Protection Act and the Telemarketing and Consumer Fraud and Abuse Prevention Act and regulations thereunder; (xi) real estate sales, lending, licensing, disclosure, reporting condominium and timeshare and escrow Laws; (xii) the Americans with Disabilities Act and related accessibility guidelines; (xiii) the Real Estate Settlement Procedures Act; (xiv) the Truth-in-Lending Act; (xv) the Fair Housing Act; (xvi) Regulation X; (xvii) Civil Rights Acts of 1964 and 1968; (xviii) state condominium, timeshare, subdivision and seller of travel Laws, including those governing the administration and operation of owners’ associations and those requiring registrations of the Resorts and/or marketing, offering and sale of Vacation Intervals or internal or external exchange programs; (xix) Federal Fair Debt Collection Practices Act and applicable state debt collection Laws; (xx) the Gramm-Leach-Bliley Act; (xxi) the Patriot Act, (xxii) any state or local Laws concerning construction, escrow or surety bonds; and (xxiii) federal and state securities Laws.
     Section 3.22 Insurance. Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Covered Entities
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maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in the amounts set forth on Section 3.22 of the Company Disclosure Schedule (the “Insurance Policies”). The Insurance Policies provide coverage in the amounts and of the type customary for companies similarly situated with the Company and its Subsidiaries. None of the Covered Entities has received written notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force and all premiums due have been paid on the date hereof and will be (or substantially equivalent replacement insurance will be) outstanding and duly in force on the Closing Date. No Covered Entity is in breach or default under, or has taken any action which could permit termination or material modification of, any material insurance policies, and no notice in writing of cancellation or termination has been received by any Covered Entity with respect to any material insurance policy and no such policy shall terminate or give rise to a right of cancellation by reason of the execution, delivery and performance of this Agreement.
     Section 3.23 Opinion of Financial Advisors. The Board has received the opinion of Gleacher & Company Securities, Inc., to the effect that (subject to assumptions, qualifications, limitations and other matters set forth therein), as of the date of such opinion, the Merger Consideration to be received by the holders of the Company Common Stock is fair to such holders from a financial point of view, which opinion has not been withdrawn or modified. A copy of such opinion shall be provided to Parent promptly following the execution of this Agreement (solely for informational purposes and on a confidential basis).
     Section 3.24 Required Vote of the Company Shareholders. The affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock, is the only vote of holders of securities of the Company which is required to approve this Agreement, the Merger and the other transactions contemplated hereby (the “Company Shareholder Approval”).
     Section 3.25 Material Contracts.
     (a) Each Company Management Agreement has been delivered by the Company or made available to Parent prior to the date of this Agreement.
     (b) There is no event or condition that exists or, after notice or lapse of time or both would exist (excluding the transactions contemplated by this Agreement) that would result in a default by the Company (or its Subsidiaries), and the Company and its Subsidiaries have complied in all material respects with all material obligations, covenants and agreements required to be performed by it, under any and all transfer or financing agreements entered into in connection with the Company’s (i) financing of its VOI Receivables (collectively, the “Receivables Financing Agreements”), other than expenses in connection with the closing of such financing transactions, (ii) Indebtedness secured by its Vacation Intervals held as inventory (“Inventory Financing Agreements”) and (iii) Indebtedness incurred in connection with the acquisition of real property by the Company and its Subsidiaries for the development of vacation projects (“Acquisition Financing Agreements”).
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     (c) As of the date of this Agreement, except for (w) this Agreement, (x) the Company Benefit Plans, (y) Contracts filed with the SEC prior to the date hereof, or (z) as set forth on Section 3.25(c) of the Company Disclosure Schedule, no Covered Entity is a party to or bound by, as of the date hereof, any Contract (whether written or oral) which is:
          (i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
          (ii) a loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, Contract, lease, license or other binding commitment (other than those between the Company and its wholly-owned Subsidiaries) or other binding obligation relating to Indebtedness of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries has mortgaged, pledged or otherwise placed a Lien on any material portion of the assets of the Company or its Subsidiaries, in each case, in excess of $250,000;
          (iii) a Contract relating to a guarantee by any Covered Entity of Indebtedness of any Person;
          (iv) a Contract that requires any Covered Entity to make a loan or capital contribution to or investment in any Person, other than the Silverleaf Club in the ordinary course of business, in excess of $1,000,000;
          (v) a Contract relating to any acquisition (by merger, consolidation, acquisition of all or substantially all of the assets or otherwise) from any Person or divestiture or disposition by any Covered Entity to any Person of properties, assets, capital stock or other Equity Interests, except for (A) acquisitions and dispositions of Vacation Intervals in the ordinary course of business or (B) relating to Receivables Financing Agreements or Inventory Financing Agreements;
          (vi) a Contract that provides for the indemnification of any officer, director, manager or employee by any Covered Entity;
          (vii) a Lease;
          (viii) a Contract that requires any Covered Entity to make capital expenditures in excess of $250,000 in any fiscal year, or $500,000 in the aggregate;
          (ix) a Contract which purports to limit the right of any Covered Entity to engage freely or compete in any line of business or to compete with any Person or operate in any location;
          (x) a Contract that creates a partnership, joint venture or similar arrangement with respect to any material portion of the business of the Company or its Subsidiaries taken as a whole;
          (xi) a Contract that relates to the development, ownership, licensing or use of Intellectual Property or Company Systems in excess of $100,000 (other than a shrink wrap or similar license for generally available “off-the-shelf” software);
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          (xii) a Contract with respect to interest rate or currency hedging activities by the Covered Entity;
          (xiii) a settlement or similar Contract with any Governmental Entity or order or consent of a Governmental Entity to which any Covered Entity is subject involving future performance by any Covered Entity which is material to the Company and any of its Subsidiaries taken as a whole;
          (xiv) a Contract that contains a “key man” or “key personnel” provision or otherwise restricts, limits or prohibits any Covered Entity, in any manner, from hiring, firing or otherwise replacing any directors, officers or employees of any Covered Entity; and
          (xv) an existing agreement, not otherwise required to be disclosed pursuant to clauses (i) through (xv) hereof that (A) requires payments by or to any Covered Entity in excess of $500,000 during any 12 month period or (B) is material to the Company and its Subsidiaries, taken as a whole (all Contracts of the type described in this Section 3.25(c), together with the Receivables Financing Agreements, Inventory Financing Agreements and the Acquisition Financing Agreements, being referred to herein as “Company Material Contracts”).
     (d) Assuming the validity with respect to and binding effect on the applicable counterparty thereto, each Company Material Contract is valid and binding on the Covered Entity that is a party thereto, as applicable, and is in full force and effect and enforceable against the Covered Entity in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. Each Covered Entity has in all material respects performed all material obligations required to be performed by it to date under each Company Material Contract. To the Company’s Knowledge, each counterparty to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract prior to the date of this Agreement. The Company does not have Knowledge of, and no Covered Entity has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material breach or violation of or material default on the part of a Covered Entity or their counterparties under any such Company Material Contract. Since December 31, 2009, no Covered Entity has received any written notice that any counterparty to a Company Material Contract has sought to terminate or amend the terms of a Company Material Contract. Prior to the date of this Agreement, true and correct copies of all Company Material Contracts (as amended or modified) in effect on the date hereof are either publicly filed with the SEC or the Company has made available to Parent true and correct copies of such Company Material Contracts.
     Section 3.26 Finders or Brokers; Transaction Fees. Except for Gleacher & Company Securities, Inc. and Durham Capital Corporation, neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee, commission, expense reimbursement or indemnification or similar protection in connection with or upon consummation of the Merger or the other transactions contemplated hereby.
     Section 3.27 State Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.6, the Company has taken all actions
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necessary for purposes of Section 21.606 of the TBOC to ensure that the restrictions of such provision are not applicable to the Merger or other transactions contemplated hereby, and no other “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States is applicable to the Company with respect to the Merger or other transactions contemplated hereby.
     Section 3.28 Securitizations.
     (a) Section 3.28(a) of the Company Disclosure Schedule lists all Securitization Transactions (and the corresponding Securitization SPVs) as of the date hereof together with the amount of funding outstanding thereunder (by class or tranche of debt outstanding) as of the date hereof.
     (b) Section 3.28(b) of the Company Disclosure Schedule is a true, correct and complete list of all Securitization Instruments currently in effect or which otherwise have not been completely discharged (including with respect to any obligations which may survive the termination thereof), and lists all notices, notifications, consents, filings, ratings confirmations, authorizations, approvals and deliveries required under the Securitization Instruments in connection with the consummation of the transactions contemplated by this Agreement (such required notices, notifications, consents, filings, ratings confirmations, authorizations, approvals and deliveries, whether or not set forth in the Company Disclosure Schedule, the “Securitization Consents”). True, correct and complete copies of all Securitization Instruments have been made available to the Parent.
     (c) All Securitization Instruments (i) are legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the Company’s Knowledge, each of the other parties thereto and (ii) are in full force and effect and enforceable in accordance with their terms subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries (and no Affiliate of the Company) and, to the Company’s Knowledge, no other party to a Securitization Instrument, is in material default or breach under, or has failed to perform any of its respective obligations in any material respect under, any Securitization Instrument. No event, condition or omission has occurred and is continuing that would constitute a material breach, violation or default, event of default, servicer event of default or similar event (whether by lapse of time or notice or both) under any Securitization Instrument. Neither the Company nor any of its Subsidiaries (or any Affiliate thereof) has Knowledge of, nor has the Company or any of its Subsidiaries (or any Affiliate thereof) received any notice or communication from any Person asserting (i) the occurrence of, any breach, violation or default, event of default, servicer event of default or similar event, under any Securitization Instrument (and to the Company’s Knowledge, no event has occurred or is continuing that would reasonably be expected to give rise to any of the foregoing events) or (ii) that any provision of a Securitization Instrument is not effective or is not a legally valid, binding and enforceable obligation of any party thereto (all such notices or communications, “Securitization Instrument Notices”). Section 3.28(c) of the Company Disclosure Schedule lists all Securitization Instrument Notices received by the Company and its Subsidiaries since January 1, 2008 (including with respect to matters designated in Section 3.28(c) of the Company Disclosure Schedule as having been waived or cured).
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     (d) To the extent that the Company or any of its Subsidiaries acts as the servicer under a Securitization Instrument, the Company or such Subsidiary has performed its servicing obligations in compliance with the applicable servicing standard set forth in such Securitization Instrument in all material respects.
     (e) No securities were issued or sold in any Securitization Transaction by the Company or any of its Subsidiaries in violation of Section 5 of the Securities Act. There is no Action pending or, to the Company’s Knowledge, threatened, in which it is alleged that any private placement memorandum or other offering document issued in any Securitization Transaction, or any amendment or supplement thereto, contained, as of the date on which it was issued, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Company nor any of its Subsidiaries, in each case to the extent that it is an issuing entity in any Securitization Transaction, is required to register as an investment company under the Investment Company Act of 1940, as amended.
     (f) Except as set forth in Section 3.28(f) the Company Disclosure Schedule, none of the Company’s Subsidiaries is required to make periodic filings in compliance with the reporting requirements of the Exchange Act with respect to any Securitization Transaction.
     (g) Section 3.28(g) of the Company Disclosure Schedule lists the Company and each of its Subsidiaries which is a “securitizer” within the meaning of Section 15G(a)(3) of the Exchange Act (“Exchange Act ABS Securitizer”). For each Exchange Act ABS Securitizer, Section 3.28(g) of the Company Disclosure Schedule sets forth, in tabular format for each applicable Securitization Transaction as of December 31, 2010, the number of claims made with respect to, and the dollar amount and percentage of the applicable securitized pool of assets represented by: (A) (i) assets that were the subject of a demand for repurchase or replacement by the Company or its Subsidiaries under the Securitization Instruments, (ii) assets that were repurchased or replaced by the Company or its Subsidiaries in connection with a demand for repurchase or replacement under the Securitization Instruments, (iii) assets that were not repurchased or replaced by the Company or its Subsidiaries in respect of demands for repurchase and replacement under the Securitization Instruments, and (iv) assets pending repurchase or replacement by the Company or its Subsidiaries in respect of demands for repurchase or replacement made under the Securitization Instruments; and (B) defaulted assets and assets that were the subject of a “force majeure event” (as defined in the applicable Securitization Instruments) that were the subject of an optional repurchase by the Company or its Subsidiaries.
     (h) Section 3.28(h) of the Company Disclosure Schedule lists all ratings downgrades or withdrawals, or notices that a rating is on watch for possible downgrade, issued by any nationally recognized statistical rating agency since January 1, 2008 in respect of securities issued pursuant to Securitization Transactions which were rated “investment grade” (i.e., at least “BBB” or its equivalent) at issuance by such rating agency.
     (i) Except as set forth in Section 3.28(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has acted in the capacity of guarantor or credit enhancer in any Securitization Transaction, nor has the Company or any of its Subsidiaries provided any type of guarantee in any Securitization Transaction with respect to any
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payments of principal and/or interest (or related shortfall) in connection with any issued securities. Section 3.28(i) of the Company Disclosure Schedule lists for each applicable Securitization Transaction the aggregate amount of payments made through December 31, 2010 pursuant to any Securitization Instrument pursuant to which the Company or any of its Subsidiaries acts as a guarantor or credit enhancer. For the purposes of this Section 3.28(i), neither the Company nor any of its Subsidiaries is a “guarantor” or “credit enhancer” solely by reason of owning or holding any credit residual, subordinate interest, credit reserve account or similar instrument or account related to a Securitization Transaction or by reason of providing market standard reimbursement or indemnities under a Securitization Instrument.
     (j) Section 3.28(j) of the Company Disclosure Schedule lists all outstanding claims of Persons requesting reimbursement or indemnification from a Company Party pursuant to any Securitization Instrument other than pursuant to the distribution provisions of any such Securitization Instrument.
     (k) Section 3.28(k) of the Company Disclosure Schedule lists all derivatives Contracts (i.e., swaps, hedges or other derivatives), if any, to which the Company or any of its Subsidiaries is a party in connection with a Securitization Transaction (including with respect to securities issued in connection with a Securitization Transaction).
     (l) The Company has made available to Parent true and accurate copies of the most recent servicer and/or trustee reports distributed in respect of each Securitization Transaction.
     Section 3.29 Disclaimer. Except for the representations and warranties contained in this Article III, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any other express or implied representations or warranties with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made on behalf of the Company any representation or warranty to Parent or Merger Sub or any of its Affiliates with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company and any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or Merger Sub or their respective Affiliates in the course of their due diligence investigation of the Company and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent or any other Person resulting from the distribution to Parent, or use by Parent of, any such information, including any information, documents, projections, forecasts or other material made available to Parent in certain “data rooms,” confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.
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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
     Section 4.1 Qualification; Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.
     Section 4.2 Corporate Authority Relative to This Agreement.
     (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
     (b) Other than in connection with or in compliance with (i) the provisions of the TBOC and (ii) the Exchange Act, no material authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.
     (c) The execution and delivery by Parent and Merger Sub of this Agreement does not, the performance by Parent and Merger Sub of their respective obligations hereunder, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by Parent and Merger Sub will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation, payment for any consent or similar fee, or to the loss of any benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon Parent or Merger Sub or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or Merger Sub or (iii) assuming that the consents and approvals referred to in Section 4.2(b) are duly obtained, conflict
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with or violate any applicable Laws, other than in the case of clauses (i) and (ii) as would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations hereunder or to consummate the Merger (a “Parent Material Adverse Effect”).
     Section 4.3 Proxy Statement; Other Information. None of the information supplied in writing by or on behalf of Parent or any of its Affiliates (other than the Company and its Subsidiaries) expressly for inclusion or incorporation by reference in the Proxy Statement will not, at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting (as such Proxy Statement shall have been amended or supplemented as of the date of the Company Meeting), at the time of any amendments thereof or supplements thereto, and at the time of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made by Parent or Merger Sub with respect to information included in the Proxy Statement based upon information supplied by or on behalf of the Company or related to the sufficiency of the disclosures made by the Company.
     Section 4.4 Financing. Parent has delivered to the Company the executed Equity Commitment Letter pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest the Equity Financing. The Equity Commitment Letter, in the form so delivered, is in full force and effect, has not been terminated or otherwise amended or modified in a manner adverse to the Company and the commitment set forth therein has not been withdrawn or rescinded in any respect. The Equity Commitment Letter constitutes a legal, valid and binding obligation of Parent and the Guarantor. Subject to the accuracy of the representations and warranties of the Company set forth in Article III hereof, as of the date hereof, no event has occurred which, with or without notice or lapse of time or both, would constitute a material default under or material breach on the part of Parent under the Equity Commitment Letter. Subject to the terms and conditions of this Agreement, the accuracy of the representations and warranties of the Company set forth in Article III hereof, and the compliance by the Company with its covenants and agreements hereunder, the Equity Financing, when funded in accordance with the terms and conditions of the Equity Commitment Letter, will provide Parent with funds sufficient to satisfy all of Parent’s obligations under this Agreement. The obligations to make the Equity Financing available to Parent pursuant to the terms of the Equity Commitment Letter are not subject to any conditions other than the conditions set forth in the Equity Commitment Letter.
     Section 4.5 Ownership and Operations of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent. Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.
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     Section 4.6 Ownership of Shares. Neither Parent nor Merger Sub is, nor at any time during the three (3) years prior to the date of this Agreement has it been, an “affiliated shareholder” of the Company as defined in Section 21.602 of the TBOC.
     Section 4.7 Investigation by Parent and Merger Sub. Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, other than the representations and warranties of the Company contained in this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis.
     Section 4.8 Investigations; Litigation. Except as have not and that could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, as of the date of this Agreement there are no (i) Proceedings pending (or, to the Knowledge of Parent, threatened in writing) by any Governmental Entity with respect to Parent or any of its Subsidiaries or (ii) Proceedings pending (or, to the Knowledge of Parent, threatened in writing) against Parent or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries.
ARTICLE V
COVENANTS AND AGREEMENTS
     Section 5.1 Conduct of Business by the Company.
     (a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, (iii) as expressly contemplated or expressly permitted by this Agreement or (iv) as disclosed in Section 5.1(a) or Section 5.1(b) of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice (including, without limitation, by exercising its powers, duties and responsibilities under the Company Management Agreements in accordance with applicable Laws and in the ordinary course of business consistent with past practice), and use commercially reasonable best efforts to maintain and preserve intact its business organization, goodwill and significant business relationships and to retain the services of its key officers and key employees; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.
     (b) Without limiting the foregoing, the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the earlier to occur of the Effective Time and the Termination Date, except (i) as set forth in Section 5.1(b) of the Company Disclosure Schedule, (ii) as consented to in writing by Parent (such consent not to be
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unreasonably withheld, conditioned or delayed, except with respect to clauses (i), (ii), (iv) and (v) of this Section 5.1(b)) or (iii) as expressly contemplated by this Agreement, the Company shall not, and shall not permit its Subsidiaries to, and to the extent permitted under the Company Management Agreements, shall not permit the Clubs or the Associations to:
          (i) adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock;
          (ii) make, declare, set aside or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options or other awards issued and outstanding as of the date hereof under the Company Option Plans; provided, that this Section 5.1(b)(ii) shall not apply to dividends or distributions paid by wholly-owned Subsidiaries of the Company to the Company or to other wholly-owned Subsidiaries of the Company;
          (iii) enter into any derivative agreements, other than derivative agreements entered into in the ordinary course of business;
          (iv) grant any Person any right to acquire any shares of its capital stock or other Equity Securities, except for Company Stock Options outstanding on the date of this Agreement in the ordinary course of business;
          (v) issue, deliver, sell, grant, dispose of or pledge, or authorize the issuance, delivery, sale, grant, disposition of or pledge of, any (A) shares of capital stock or other Equity Securities except pursuant to the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with the terms of such instruments; (B) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any shares of its capital stock or Equity Securities, or (C) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;
          (vi) purchase, sell, transfer, lease, license, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $1,000,000 in the aggregate, other than in connection with purchases and sales in the ordinary course of business (including, without limitation, Vacation Intervals in the ordinary course of business and VOI Receivables in the ordinary course of business to fund the sale of Vacation Intervals);
          (vii) make any capital expenditures in excess of $1,000,000 individually or $2,000,000 in the aggregate, other than (A) pursuant to eligible loan receivables permitted to be incurred, or financed, under any Receivables Financing Agreements in effect as of the date hereof or (B) expenditures in connection with the construction of vacation projects and other capital expenditures, in each case, as described in Section 5.1(b)(vii) of the Company Disclosure Schedule;
          (viii) incur or assume or become obligated for any Indebtedness, guarantee or endorse any such Indebtedness or make any loans, advances or capital contributions
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to, or other investments in, any other Person, other than (A) advances of out-of-pocket business expenses to employees in the ordinary course of business, (B) loans, advances, capital contributions and other investments between the Company and any of its Subsidiaries or between Subsidiaries of the Company and (C) in connection with Receivables Financing Agreements and Inventory Financing Agreements (in each case, in effect as of the date hereof) in the ordinary course of business not in excess of $250,000;
          (ix) acquire, merge or consolidate with, or effect any business combination with, any Person or all or any material portion of the assets of any Person, whether by purchase of stock, securities or assets, contributions to capital (other than capital contributions to wholly-owned Subsidiaries of the Company), property transfers, or entering into binding agreements with respect to any such investment or acquisition;
          (x) except in the ordinary course of business consistent with past practice, enter into, renew, extend, materially amend or terminate any Company Material Contract or Contract which if entered into prior to the date hereof would be a Company Material Contract, in each case, other than any Contract relating to Indebtedness that would not be prohibited under clause (viii) of this Section 5.1(b) and any Contract that the Company is required to enter into, renew, extend, materially amend or terminate pursuant to and in accordance with any other provisions of this Agreement;
          (xi) except to the extent required by Law or by Contracts in existence as of the date hereof, (A) increase in any manner the compensation or benefits of any of its present or former employees, officers, directors, consultants, independent contractors or service providers except, other than with respect to directors and officers, in the ordinary course of business consistent with past practice, (B) pay, or increase the amounts payable under, any pension, severance, change in control, retirement or similar benefits not required by any existing plan or agreement to any such present or former employees, officers, directors, consultants, independent contractors or service providers, (C) enter into, renew, amend, alter, adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, change in control, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment, change in control, retention severance, consulting or collective bargaining or similar agreement with or for the benefit of any present or former employee, officer, director, consultant or service provider, except to the extent necessary to satisfy the documentary compliance requirements of Section 409A of the Code or to avoid application of Section 409A of the Code, (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, except in the ordinary course of business consistent with past practice, or (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law;
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          (xii) initiate, settle or compromise any Proceeding (a) for an amount in excess of $250,000 individually or $500,000 in the aggregate, (b) involves injunctive relief against the Company or any of its Subsidiaries or restrictions on the business activities of the Company or any of its Subsidiaries or (c) relates to the Merger or other transactions contemplated by this Agreement;
          (xiii) amend or waive any provision of the articles of incorporation and bylaws or other equivalent organizational documents of the Company or any of its Subsidiaries or Securitization SPVs, or, in the case of the Company, enter into any agreement with any of its shareholders in their capacity as such or enter into any other agreement with respect to the voting of its capital stock or other Equity Securities;
          (xiv) take or omit to take any action that is intended or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;
          (xv) other than in the ordinary course consistent with past practice, take any action or fail to take any action which action or failure to act that would result in the material loss or reduction in value of the Intellectual Property of the Company and its Subsidiaries, taken as a whole;
          (xvi) enter into, extend or renew (A) any Contract or amendment thereof that grants any Person the right or ability to access, license or use all or a material portion of the Intellectual Property of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice, or (B) any Contract or amendment thereof that grants any Person or Persons the exclusive right or ability to access, license or use any portion of the Intellectual Property of the Company and its Subsidiaries;
          (xvii) enter into any “non-compete”, “non-solicit” or similar agreement that would restrict the businesses of the Surviving Corporation or its Subsidiaries or their ability to solicit customers or employees following the Effective Time;
          (xviii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of such entity;
          (xix) change the Company’s registered public accounting firm or implement or adopt any change in its Tax or financial accounting principles, practices or methods, other than as required by a change in GAAP, applicable Law or regulatory guidelines;
          (xx) enter into any closing agreement with respect to Taxes, settle or compromise any liability for Taxes, make, revoke or change any Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of Taxes, file any amended Tax Return or obtain any Tax ruling;
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          (xxi) enter into any new, or materially amend or otherwise materially alter any Affiliate Transaction or transaction which would be an Affiliate Transaction if such transaction occurred prior to the date hereof;
          (xxii) other than in the ordinary course of business consistent with past practice, make any loans to any individual (other than advances of out-of-pocket business expenses to employees, contractors or consultants in the ordinary course of business and consistent with past practice) or make any material loans, advances or capital contributions to, or investments in, any other Person in excess of $1,000,000 in the aggregate for all such loans, advances, contributions and investments, except for (A) transactions solely among the Company and/or wholly-owned Subsidiaries of the Company, (B) as required by existing Contracts set forth in the Company Disclosure Schedule or (C) Receivables Financing Agreements and Inventory Financing Agreements permitted under clause (viii) of this Section 5.1(b);
          (xxiii) other than in the ordinary course of business consistent with past practice, change, in any material respect, any of the Company’s credit policies, hedging strategies, or policies or practices relating to the collection of receivables or payment of payables;
          (xxiv) enter into, amend or issue any Securitization Transaction or Securitization Instrument, or otherwise create, or take any action to create, any Securitization SPVs;
          (xxv) cancel any Indebtedness owed to the Company or any of its Subsidiaries that is material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, or waive any claims or rights of substantial value;
          (xxvi) agree to take, make any commitment to take, or adopt any resolutions of the Board in support of, any of the actions prohibited by this Section 5.1(b).
     Section 5.2 Access to Information.
     (a) From the date hereof until the Effective Time and subject to the requirements of applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, (i) provide to Parent and Merger Sub, and their respective officers, directors, employees, managers, consultants, counsel, financial advisors, auditors, agents and other authorized representatives (the “Parent Representatives”) reasonable access during normal business hours to the employees, accountants, legal counsel, auditors and other representatives and agents of the Company and its Subsidiaries and the offices, properties, books and records of the Company and its Subsidiaries, including access to conduct environmental site assessments, (ii) furnish to Parent, Merger Sub and the Parent Representatives such financial and operating data and other information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as such Persons may reasonably request (including, furnishing to Parent the financial results of the Company in advance of any filing by the Company with the SEC containing such financial results), and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives (other than nonemployee directors) of the Company and its Subsidiaries to cooperate reasonably with Parent
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and Merger Sub to obtain access to information concerning the Company and its Subsidiaries, as the case may be. Notwithstanding the foregoing provisions of this Section 5.2, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent, Merger Sub or any Parent Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or an existing Contract, provided, that the Company shall use its commercially reasonable efforts to (A) obtain the required consent from any required third party to provide such access or disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company or (C) enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Notwithstanding the foregoing, neither Parent, Merger Sub nor any Parent Representatives shall have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion the disclosure of which could subject the Company or any of its Subsidiaries to risk of material liability. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time or the Termination Date, the Company will furnish to Parent (i) the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2010 within 90 days after December 31, 2010, (ii) the unaudited quarterly consolidated financial statements of the Company and its Subsidiaries for any quarterly period ended after the date hereof within 45 days after the last day of the relevant quarter and (iii) promptly after becoming available, monthly financial statements, including an unaudited balance sheet, consolidated results of operations and consolidated cash flows and changes in shareholders equity. Parent and Merger Sub agree that they will not, and will direct the Parent Representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the Merger, this Agreement or the transactions contemplated hereby. Such access to information pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Parent and Merger Sub shall present all requests for information and access only to such Persons as the parties may reasonably agree upon.
     (b) Parent hereby agrees that all information provided to it or its counsel, financial advisors, auditors and other representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information” to the extent such information would be considered “Confidential Information,” in each case, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of July 15, 2010, between the Company and Ableco, LLC, an affiliate of Parent (the “Confidentiality Agreement”).
     Section 5.3 No Solicitation.
     (a) No Inconsistent Actions. Except as otherwise expressly permitted by this Section 5.3, neither the Company nor the Board (or any committee thereof) shall, nor shall they authorize or permit any of the Company’s Subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of, the Company or its Subsidiaries to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or knowingly
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facilitate, or take any other action designed to, or which would reasonably be expected to lead to or result in, any inquiries or the making of any proposal that constitutes a Takeover Proposal (as defined below), or (ii) participate in any negotiations or discussions regarding any Takeover Proposal or furnish to any Person any nonpublic information with respect to a Takeover Proposal, or (iii) approve, endorse or recommend, or publicly announce or resolve its intention to approve, endorse or recommend, any Takeover Proposal, (iv) terminate, release, amend, waive or modify any provision of any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party (or fail to take reasonable steps to enforce the provisions of such agreements), or take any action to exempt any Person (other than Parent, Merger Sub and their Affiliates) from any applicable anti-takeover Laws or otherwise cause such restrictions not to apply, (v) enter into any letter of intent or similar document or any Contract, accepting any Takeover Proposal or relating to any Takeover Proposal (each, an “Acquisition Agreement”), other than a confidentiality agreement entered into with a party making a Takeover Proposal contemplated by clause (A) of Section 5.3(b), (vi) take any action pursuant to Section 7.1(c)(ii), (vii) fail to make, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, the Recommendation or fail to include the Recommendation in the Proxy Statement (a “Change of Recommendation”), or (viii) take any action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Board pursuant to Rule 14d-9(f) of the Exchange Act (the actions described in clauses (vii) and (viii) are referred to as a “Company Adverse Recommendation Change” and, together with the actions referred to in clauses (i) through (vi), the “Inconsistent Actions”). For purposes of this Agreement, “Takeover Proposal” means any bona fide inquiry, proposal, request or offer from any Person (other than Parent, Merger Sub or its Affiliates) or any “group” within the meaning of Section 13(d) of the Exchange Act relating to, in a single transaction or series of transaction, (i) any direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (including equity securities) of the Company, (ii) any direct or indirect issuance, sale, acquisition or purchase of 10% or more of any class of voting securities or Equity Securities of the Company (other than as a result of the exercise of Stock Options outstanding as of the date of this Agreement), (iii) any transaction (including any tender offer or exchange offer) that, if consummated, would result in any Person or “group”, directly or indirectly, beneficially owning 10% or more of any class of voting securities or Equity Securities of the Company, (iv) any merger, consolidation, joint venture, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case other than the proposed Merger, (v) any sale, lease, exchange, transfer, license, or disposition of more than 10% of the assets of the Company and its Subsidiaries (other than in connection with sales of Vacation Intervals in the ordinary course of business) or (vi) any combination of the foregoing.
     (b) Superior Proposals. Notwithstanding the foregoing, if at any time prior to receipt of Company Shareholder Approval, the Company receives a bona fide Takeover Proposal that did not result from a material breach of Section 5.3(a), and the Board determines in good faith, (i) after consultation with its outside legal and financial advisors, that such Takeover Proposal is, or is reasonably likely to result in, a Superior Proposal (as defined below), and (ii) after consultation with its outside legal advisor, that failure to take one or more of the Inconsistent Actions is reasonably likely to result in a breach of the Board’s fiduciary obligations under applicable Law, the Company and/or the Board, as applicable, may (A) furnish
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information with respect to the Company to the Person making such Superior Proposal (and its representatives) pursuant to a confidentiality agreement containing terms no less favorable in the aggregate to the Company than those set forth in the Confidentiality Agreement (including any standstill provisions contained therein); provided, however, that such confidentiality agreement shall not in any way restrict the Company from complying with its disclosure obligations under this Agreement, including with respect to such Takeover Proposal, (B) participate in discussions or negotiations regarding such Superior Proposal; (C) approve or recommend, or propose to approve or recommend, such Superior Proposal (such action, a “Superior Proposal Recommendation”); and/or (D) terminate this Agreement pursuant to Section 7.1(c)(ii) concurrently, with or immediately prior to the execution and delivery of a definitive agreement in connection with a Superior Proposal; but such Superior Proposal Recommendation or termination of this Agreement may occur only after:
          (i) the Board has determined in good faith (after consultation with its outside legal and financial advisors) that such Takeover Proposal constitutes a Superior Proposal and the Company has complied in all material respects with this Section 5.3;
          (ii) the Company shall have delivered to Parent written notice at least four (4) Business Days (the “Notice Period”) prior to publicly effecting such Superior Proposal Recommendation or terminating this Agreement which shall (A) state expressly that the Company has received a Superior Proposal, (B) include a copy of the Superior Proposal and a written summary of the material terms and conditions of the Superior Proposal not made in writing and the identity of the Person or “group” making the Superior Proposal, (C) that the Company intends to effect a Superior Proposal Recommendation or terminate this Agreement and (D) that the Company acknowledges and agrees that, in the event it makes a Superior Proposal Recommendation or effects a termination pursuant to Section 7.1(c)(ii), it will pay Parent the Termination Fee in accordance with Section 7.2;
          (iii) Parent and the Parent Representatives shall have had the Notice Period to modify, change or revise the terms of this Agreement in response to such Superior Proposal and propose such modifications, changes or revisions in writing to the Company;
          (iv) during the Notice Period, the Company shall have negotiated with Parent in good faith with respect to adjustments to the terms and conditions of the proposed Merger that Parent may suggest during such period;
          (v) during the Notice Period and after the Company shall have negotiated in good faith with Parent and the Parent Representatives the modifications, changes or revisions to the terms of this Agreement proposed by Parent, the Board does not conclude in good faith, after consultation with its outside legal and financial advisors, and after taking into account any such modifications, changes or revisions to the terms of this Agreement proposed by Parent, that such Takeover Proposal (including any adjustments thereto during such four (4) Business Day period) no longer constitutes a Superior Proposal; and
          (vi) with respect to a Superior Proposal, the Company shall have paid the Termination Fee pursuant to Section 7.2 prior to or simultaneous with the termination of this Agreement.
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For purposes of this Agreement, “Superior Proposal” means any written bona fide offer made by a third party, other than Parent, Merger Sub or its Affiliates, to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or all of the outstanding voting securities of the Company, on terms that the Board determines in good faith (after consultation with its outside legal and financial advisors) to be more favorable to the Company’s shareholders from a financial point of view than the Proposed Transaction (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Proposed Transaction) and is reasonably likely to be consummated (taking into account (i) all relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Proposed Transaction deemed relevant by the Board in good faith, (ii) the identity of the third party making such Takeover Proposal, and (iii) the conditions and prospects for completion of such Takeover Proposal).
     (c) Disclosure Obligations. In addition to the obligations of the Company set forth elsewhere in this Section 5.3, the Company shall (i) as promptly as practicable, and in any event within 48 hours, advise Parent of any Takeover Proposal, including a copy of such Takeover Proposal and a written summary of the material terms and conditions of any such Takeover Proposal not made in writing (including any changes thereto), or any inquiry or request, and the identity of the Person making any such Takeover Proposal, inquiry or request, (ii) as promptly as practicable, and in any event within 48 hours, provide Parent with (A) a copy of all written materials provided by or on behalf of such Person in connection with the Takeover Proposal that describe or relate to the terms and conditions of such Takeover Proposal (or a written summary of any terms and conditions not made in writing) and (B) notice of the Company’s intention, if any, to enter into negotiations with any third party with respect to a Takeover Proposal, and (iii) contemporaneously with furnishing any nonpublic information with regard to the Company to such third party, furnish such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished). The Company shall keep Parent informed on a current basis of the status and details (including providing notice to Parent promptly, and in any event within 48 hours, of any changes to any material term thereof) of any such Takeover Proposal.
     (d) Exchange Act Disclosures. Nothing contained in this Section 5.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable Law.
     Section 5.4 Filings; Other Actions.
     (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form, which shall, subject to Section 5.3(b), include the Recommendation. Parent and the Company shall cooperate with each other in connection with the preparation of the foregoing document. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Company Common Stock
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as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall (i) cooperate and provide Parent with a reasonable opportunity to review and comment on the drafts of the preliminary and definitive Proxy Statements (including each amendment or supplement thereto), each Company SEC Document to be filed after the date of this Agreement, and all responses to requests for additional information by and replies to comments of the SEC, in each case, prior to their being filed with the SEC, and Parent and the Company will provide each other with copies of all such filings made and correspondence with the SEC or its staff with respect thereto and (ii) consider in good faith any comments reasonably proposed by Parent or its legal counsel with respect to such documents. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.
     (b) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the TBOC and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Meeting”), and (ii) subject to the Board’s approval of a Superior Proposal Recommendation or withdrawal or modification of its Recommendation in accordance with Section 5.3(b) or Section 5.3(d), use its reasonable best efforts to solicit from the holders of Company Common Stock proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 7.2, the Company, regardless of whether the Board has approved, endorsed or recommended a Superior Proposal Recommendation or has withdrawn or modified the Recommendation, will submit this Agreement for approval by the holders of Company Common Stock at the Company Meeting. Notwithstanding anything to the contrary contained in this Agreement, after consultation with Parent, the Company may adjourn or postpone the Company Meeting (i) due to the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary or appropriate under applicable Law or (iii) to enable the Company to solicit additional proxies in favor of the Agreement and the Merger such that the Company Shareholder Approval is likely to be received.
     Section 5.5 Employee Matters. Following the Closing:
     (a) Employment. As of the Closing Date, Parent shall cause the Company to continue to employ each employee of the Company or any Subsidiary (“Employees”) (including any Employees on authorized leave) and shall provide such Employees for a period of at least
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one year following the Closing Date with base pay and bonus and incentive compensation opportunity levels that are substantially similar in the aggregate to those in effect on the date of this Agreement. Nothing in this provision precludes the Company from terminating an Employee’s employment for any reason at any time following the Closing Date.
     (b) Employee Benefits. Parent shall, or shall cause the Company to, offer employee benefits (other than equity compensation plans or arrangements) to the Employees that are, and shall be on terms and conditions that are, for at least one year following the Closing Date, substantially similar in the aggregate to the Employees than those provided by the Company Benefit Plans as in effect on the date of this Agreement. Nothing herein shall be deemed to obligate Parent or the Company to adopt or maintain any particular employee benefit plan (including any equity compensation plans or arrangements), and nothing herein shall be deemed to limit the ability of the Parent or the Company to amend or terminate any Company Benefit Plan at any time after the Closing Date.
     (c) Credit for Prior Service. Parent agrees that from and after the Closing, the Employees shall be credited with their length of service with the Company and any of its Subsidiaries for purposes of eligibility and vesting (but not for purposes of benefit accrual) under all employee benefit plans, programs and policies of Parent or any Affiliate of Parent (“Parent Benefit Plans”) in which the Employees may be covered, to the same extent that service provided prior to the Closing Date by employees of Parent or any Affiliate of Parent is recognized under the relevant Parent Benefit Plan. Such pre-Closing service credit shall also be taken into account for purposes of benefit computation under all vacation, sick leave, paid time off, and severance plans or policies that may apply to the Employees after the Closing Date. In addition, Parent shall cause the Company and its Subsidiaries to continue to recognize all vacation time, sick leave, paid time off, or other leave accrued by each Employee as of the Closing Date.
     (d) Terms of Coverage. To the extent Employees become covered under any Parent Benefit Plan, any restriction on coverage for pre-existing conditions or requirement for evidence of insurability under such plans shall be waived for the Employees to the extent any such limitations had already been satisfied under the Company Benefit Plans. Parent shall, or shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to cause any third party to waive such pre-existing restriction or insurability requirement under the Parent Benefit Plans. Parent shall ensure that each Employee who becomes covered under any Parent Benefit Plan that is a group health plan (including, a “group health plan” as defined in Section 5000(b)(1) of the Code or a group health plan applicable to Employees in jurisdictions outside of the United States) shall receive credit for those sums paid in the current year under the corresponding Company Benefit Plan as deductibles, coinsurance and copayments, towards any deductible and/or out-of-pocket maximum which may apply under such Parent Benefit Plan.
     Section 5.6 Efforts.
     (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger
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and the other transactions contemplated hereby, including (i) the obtaining of all necessary waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby.
     (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (ii) use reasonable best efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as any state or federal regulatory authorities of any other nation or other jurisdiction or any other Person may assert under Regulatory Law (as hereinafter defined) with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date (as hereinafter defined)), and (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, use reasonable best efforts to keep each other apprised of the status of matters, including to the extent permitted by Law promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their Subsidiaries, from any third party and/or any Governmental Entity related to the approval of the Merger, allowing each other to review in advance any filing or written materials submitted to any Governmental Entity related to the approval of the Merger, and providing the other party and its counsel with advance notice of and, to the extent permitted by Law, the opportunity to participate in any discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry related to the approval of the Merger.
     (c) Subject to Section 5.10, and in furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby; provided, however, that, without the consent of Parent, nothing in this Agreement shall require Parent, the Company
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or the Surviving Corporation, or their respective Subsidiaries or Affiliates, to sell, hold separate or otherwise dispose of any assets or business, or any interest in any of their respective Subsidiaries or Affiliates, in whole or in part, or to conduct any aspect of their business in a specified manner, or to permit the sale, holding separate of, or other disposition of, any assets or business, in whole or in part, or to agree to take any of the foregoing actions, or to agree to any condition or to enter into any agreement to obtain such consent, registration, approval, Permit or authorization that, in the judgment of Parent, would be adverse to Parent or the Surviving Corporation. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.
     (d) For purposes of this Agreement, “Regulatory Law” means any and all Laws requiring notice to, filings with, or the consent or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and its Subsidiaries or (iii) any Law with the purpose of protecting the national security of any nation.
     Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.
     Section 5.8 Public Announcements. The initial press release regarding the Merger and the other transactions contemplated by this Agreement shall be a joint press release approved in advance by the Company and Parent. Thereafter, except with respect to a Superior Proposal Recommendation or Change of Recommendation, the Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement prior to the issuance of such press release or public statement relating to this Agreement or the transactions contemplated herein (other than routine employee communications) and shall not issue any such press release or other public statement prior to such consultation except as such party in its good faith judgment may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.
     Section 5.9 Indemnification and Insurance.
     (a) Parent and Merger Sub agree that all rights to exculpation, indemnification (including rights accruing under self-insurance arrangements in respect of deductibles, coverage limits or forgone third-party insurance) and advancement of expenses for acts or omissions
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occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees (in their capacity as such or when serving at the request or for the benefit of the Company or its Subsidiaries, as a director, officer, partner, employee, agent or fiduciary of any other partnership, joint venture, trust, employee benefit plan or other entity or enterprise), as the case may be, of the Company or its Subsidiaries as provided in any agreement (copies of which have been provided to Parent and are listed in Section 5.9 of the Company Disclosure Schedule) or in the articles of incorporation or bylaws or other organization documents of the Company or its Subsidiaries shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses and arrangement of self-insurance provisions of the Company’s and any of its Subsidiaries’ articles of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof with respect to actions or omissions taken at or prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.
     (b) From and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, jointly and severally indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director and officer of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees, costs and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission of the Indemnified Party occurring or alleged to have occurred at or prior to the Effective Time and with respect to current and former directors occurring or alleged to have occurred whether before or after the Effective Time, in connection with such Persons serving as an officer, director or other fiduciary of the Company or any other entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries to the same extent as provided in the Company’s and any of its Subsidiaries’ articles of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries in effect as of the date hereof; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without either Parent’s or the Surviving Corporation’s prior written consent, and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation; provided, further, however, that if any Indemnified Party or group of Indemnified Parties is advised in writing by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party or group of Indemnified Parties and
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another Indemnified Party or group of Indemnified Parties, then the Surviving Corporation shall pay the fees and expenses of the minimum number of counsel as are required to eliminate such conflicts of interest. It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees, costs and expenses that the Surviving Corporation receive an undertaking by the Indemnified Party to repay such legal and other fees, costs and expenses paid in advance if it is finally judicially determined that such Indemnified Party is not entitled to be indemnified under applicable Law. Notwithstanding anything contained herein, the Surviving Corporation shall not amend its bylaws or certificate of formation as of or after the Effective Time if such action would adversely affect the rights of individuals who, at or prior to the Effective Time, were entitled to advances, indemnification, contribution or exculpation thereunder for actions or omissions by such individuals in their capacity as directors or officers of the Company or any of its Subsidiaries at any time prior to the Effective Time.
     (c) Parent shall cause the Surviving Corporation to purchase and maintain directors’ and officers liability insurance and fiduciary liability insurance in the form of a six (6) year “tail policy” in effect as of the Effective Time and of at least the same coverage and amounts, and containing terms and conditions that are not less advantageous in the aggregate than such existing policies with respect to matters arising on or before the Effective Time; provided, however, that if such “tail policy” costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. Prior to the Effective Time, with the written consent of Parent, the Company may procure such “tail policy” and prepay the premiums associated therewith for the entire six-year period, with such coverage to be effective commencing as of the Effective Time.
     (d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of or exclusive of, any other rights such Indemnified Party may have under the articles of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, self-insurance arrangement, the TBOC or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective current or former officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under any such policies.
     (e) This Section 5.9 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors and officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving
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Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9. This Section 5.9 may not be amended in a manner that is adverse to an Indemnified Party (including their heirs and personal representatives) or terminated without the consent of such Indemnified Party (including their heirs and representatives).
     (f) Parent and the Surviving Corporation shall jointly and severally indemnify any Indemnified Party against all reasonable expenses, including reasonable attorneys’ fees, costs and expenses, that may be incurred by any Indemnified Party in bringing any successful claim to enforce the indemnity, exculpation, advancement or other obligations provided in this Section 5.9, provided that any Indemnified Party shall first be obligated to provide ten (10) days’ advance written notice to Parent before bringing any such claim. Except if failure to so provide such notice would result in the expiration of any statute of limitations regarding such claim, no notice shall be required.
     Section 5.10 Director Resignations. Prior to the Closing, the Company shall deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time and which shall have not been revoked.
     Section 5.11 Shareholder Litigation. In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated hereby is brought, or, to the Company’s Knowledge, threatened against the Company or its directors, the Company shall promptly notify Parent in writing of such litigation and shall keep Parent informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense of any such shareholder litigation against the Company or its directors and no settlement shall in any event be agreed to without Parent’s prior written consent.
     Section 5.12 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (ii) any Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would could reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement, or (iv) any notice of an actual or potential default, event of default, servicer event of default or similar event under any Securitization Instrument, or notice of a failure to perform an obligation thereunder; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. The Company shall notify Parent, on a reasonably current basis, of any events or changes of which the Company is aware with respect to any criminal or regulatory investigation or action involving
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the Company or any of its Affiliates (but excluding traffic violations and similar misdemeanors), and shall reasonably cooperate with Parent in efforts to mitigate any adverse consequences to Parent which may arise therefrom (including by coordinating and providing assistance in meeting with regulators).
     Section 5.13 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
     Section 5.14 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, in accordance with the terms and conditions of this Agreement, complete control and supervision over its operations.
     Section 5.15 Cooperation; Outstanding Debt; Discharge of Subordinated Notes. The Company shall promptly take such actions as are reasonably requested in writing by Parent under any debt agreements, including the Secured Debt; provided, however, that prior to the Effective Time, the Company shall not be obligated under this Section 5.15 to take any action that is not conditioned upon the occurrence of the Effective Time. All actions, notices, announcements and other documentation related to the foregoing shall be subject to the prior written approval of Parent. For purposes of this paragraph, “Secured Debt” means any Receivables Financing Agreements, Inventory Financing Agreements, Acquisition Financing Agreements and Securitization Instruments and any secured Indebtedness outstanding or committed. Upon the Effective Time, Parent shall arrange or provide financing to the Company to allow it to discharge all indebtedness under the Subordinated Notes.
     Section 5.16 Company SEC Documents. From the date hereof until the Effective Time, the Company shall timely file with or furnish to the SEC all Company SEC Documents required to be so furnished under the Exchange Act and the Securities Act.
ARTICLE VI
CONDITIONS TO THE MERGER
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of each of the following conditions:
     (a) The Company Shareholder Approval shall have been obtained.
     (b) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction restraining, enjoining, preventing or otherwise
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prohibiting the consummation of the Merger and/or the other transactions contemplated by this Agreement shall be in effect.
     Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment or waiver at or prior to the Effective Time of each of the following conditions:
     (a) (i) The representations and warranties of Parent and Merger Sub contained in Section 4.2(a) (Corporate Authority) shall be true and correct in all respects, at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than in clause (i) above) shall be true and correct in all respects (disregarding any materiality or Parent Material Adverse Effect qualifiers contained therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) or (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.
     (b) Parent shall have (i) in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (ii) complied in all respects with its obligations in the last sentence of Section 5.15 with respect to Parent’s obligation to arrange or provide financing to the Company to allow it to discharge the Subordinated Notes.
     (c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Financial Officer, certifying to the effect that the conditions set forth in Sections Section 6.2(a) and Section 6.2(b) have been satisfied.
     Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment or waiver of each of the following conditions:
     (a) (i) The representations and warranties of the Company contained in Section 3.2(a), (b) and (c) (Capital Stock), Section 3.4(a) (Corporate Authority), Section 3.24 (Required Vote of the Company Shareholders), Section 3.26 (Finders or Brokers; Transaction Fees) and Section 3.27 (State Takeover Statutes) shall be true and correct in all respects (except, in the case of Section 3.2 for such inaccuracies as are de minimis in the aggregate), in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement (other than in clause (i) above) shall be true and correct in all respects (disregarding any materiality or Company Material Adverse Effect qualifiers contained therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) or (ii) hereof, representations and warranties that are
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made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.
     (b) The Company shall have in all material respects performed all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
     (c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections Section 6.3(a), Section 6.3(b) and Section 6.3(d) have been satisfied.
     (d) Since the date of this Agreement there shall not have occurred a Company Material Adverse Effect.
     (e) All Company Approvals as set forth on Section 3.4(b) of the Company Disclosure Schedule shall have been made or obtained, as the case may be.
     (f) All approvals, consents, waivers and agreements of, and filings and notifications to, the third parties identified on Section 6.3(f) of the Company Disclosure Schedule shall have been made or obtained, as the case may be.
     (g) The Company and its Subsidiaries shall have at least $200,000,000 in aggregate commitments under the Warehouse Facilities and the advance rates thereunder shall not have been materially reduced and the eligibility criteria contained therein shall not have been amended or modified in a manner that is materially adverse to the Company and its Subsidiaries.
     (h) The Company and its Subsidiaries shall have unrestricted cash and undrawn availability under the Warehouse Facilities of at least $8,500,000 in the aggregate.
     (i) The number of Dissenting Shares for which demands for appraisal have been made and not been withdrawn shall not exceed 12.5% of the outstanding shares of Company Common Stock.
     Section 6.4 Frustration of Conditions. No party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith in accordance with this Agreement or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.
ARTICLE VII
TERMINATION
     Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company (except as otherwise provided below):
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     (a) by the mutual written consent of the Company and Parent;
     (b) by either the Company or Parent upon written notice to the other party, if:
          (i) the Effective Time shall not have occurred on or before August 3, 2011 (the “End Date”) and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date;
          (ii) an injunction or order shall have been entered by a court of competent jurisdiction or other Governmental Entity permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or order shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to remove such injunction or order in accordance with Section 5.6; or
          (iii) the Company Meeting (including any adjournments thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained, provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Company where the failure to obtain the Company Shareholder Approval is proximately caused by (a) a Superior Proposal Recommendation that is not permitted by Section 5.3(b) or (b) a material breach by the Company of Section 5.4;
     (c) by the Company upon written notice to Parent, if:
          (i) Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (y) cannot be cured by the End Date or, if capable of being cured, shall not have been cured within (A) 20 calendar days following receipt of written notice from the Company of such breach or (B) any shorter period of time that remains between the date of such written notice and the End Date, provided that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied; or
          (ii) prior to the receipt of the Company Shareholder Approval, (a) the Board authorizes the Company, subject to complying with the terms of Section 5 hereof, to enter into an Acquisition Agreement with respect to a Superior Proposal, (b) concurrently with or immediately following the termination of this Agreement, the Company enters into an Acquisition Agreement with respect to a Superior Proposal, (c) the Company has complied in all material respects with Section 5.3 of this Agreement and (d) immediately prior to or concurrently with such termination, the Company pays to Parent the Termination Fee in immediately available funds in accordance with Section 7.2(a).
     (d) by Parent upon written notice to the Company, if:
          (i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 6.1, or
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Section 6.3 and (y) cannot be cured by the End Date or, if capable of being cured, shall not have been cured within (A) 20 calendar days following receipt of written notice from Parent of such breach or (B) any shorter period of time that remains between the date of such written notice and the End Date, provided that Parent is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied; or
          (ii) prior to the receipt of the Company Shareholder Approval, (v) the Company or the Board shall have (A) materially breached or failed to perform its obligations set forth in Section 5.3 and (B) such breach or failure cannot be cured by the End Date or, if capable of being cured, shall not have been cured within (I) three calendar days of such breach or (II) any shorter period of time that remains between the date of such written notice and the End Date, (w) the Company or the Board makes a Superior Proposal Recommendation, effects a Company Adverse Recommendation Change, fails to include the Recommendation in the Proxy Statement, or approves, endorses or recommends any Takeover Proposal, including in any disclosure made pursuant to Rule 14e-2(a) promulgated under the Exchange Act, (x) the Company shall have failed to call the Company Meeting in accordance with Section 5.4(b), (y) the Board shall have failed to recommend against any publicly announced Takeover Proposal and reaffirm the Recommendation, in each case, within ten (10) Business Days following the public announcement of such Takeover Proposal (and in any event, at least two (2) Business Days prior to the Company Meeting), or (z) the Company or the Board (or any committee thereof) shall have publicly announced its intention to do any of the foregoing.
     In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement, and the provisions of Section 7.2 and Article VIII), and subject to Section 7.2, there shall be no other liability on the part of the Company or Parent and Merger Sub, or any of their respective stockholders, partners, members, directors, officers or agents, as the case may be.
     Section 7.2 Effect of Termination.
     (a) In the event that:
          (i) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) or by Parent pursuant to Section 7.1(d)(ii), then the Company shall (x) in the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), immediately prior to or concurrently with the termination of this Agreement by the Company, or (y) in the event that this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), promptly, but in no event later than two Business Days after the date of such termination of this Agreement by Parent, pay, or cause to be paid, to Parent (or its designee) by wire transfer of immediately available funds an amount equal to $4,400,000 in cash (the “Termination Fee”);
          (ii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(i), then (x) the Company shall promptly, but in no event later than two Business Days after the date of such termination, pay, or cause to be paid, to Parent (or its designee) by wire transfer of immediately available funds all reasonable out-of-pocket fees and expenses incurred by Parent or Merger Sub in connection with this Agreement, the Merger and the other transactions contemplated hereby in an amount that shall not exceed $2,000,000 in the aggregate (the “Parent
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Expenses”) and (y) if the Company has committed a Willful Breach, then the Company shall promptly, but in no event later than two Business Days after the date of termination of this Agreement, pay, or cause to be paid, to Parent (or its designees) by wire transfer of immediately available funds the Termination Fee and Parent Expenses; or
          (iii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) or Section 7.1(d)(i), (B) a Takeover Proposal was made known to the Company or publicly announced after the date of this Agreement (a “Qualifying Proposal”) and such Qualifying Proposal was not withdrawn prior to the date of the Company Meeting or any adjournment or postponement thereof (or prior to the termination of this Agreement if there has been no Company Meeting) and (C) within 12 months of the date of such termination, the Company (I) enters into or becomes a party to any Acquisition Agreement with respect to any Takeover Proposal or (II) consummates a transaction with respect to any Takeover Proposal (provided, that for purposes of this Section 7.2(a), all references to “10%” in the definition of “Takeover Proposal” shall be deemed instead to be “50%”), then the Company shall, (x) in the case of clause (I) above, pay, or cause to be paid, to Parent (or its designee) by wire transfer of immediately available funds 50% of the Termination Fee (reduced dollar-for dollar by the amount of any Parent Expenses that may have been previously paid pursuant to Section 7.2(a)(ii)) immediately prior to or concurrently with the Company entering into or becoming a party to any Acquisition Agreement with respect to any Takeover Proposal, and 50% of the Termination Fee immediately prior to or concurrently with the consummation of a transaction with respect to such Takeover Proposal (whether or not consummated in such 12 month period) or (y) in the case of clause (II) above, pay, or cause to be paid, to Parent (or its designee) by wire transfer of immediately available funds the Termination Fee (reduced dollar-for dollar by the amount of any Parent Expenses that may have been previously paid pursuant to Section 7.2(a)(ii)) immediately prior to or concurrently with the consummation of a transaction with respect to any Takeover Proposal.
The parties hereto acknowledge and agree that in no event shall the Company be required to pay an aggregate amount in excess of $4,400,000 whether or not the Termination Fee or Parent Expenses may be payable under more than one provision of this Agreement, at the same time or at different times and the occurrence of different events; provided, however, that nothing contained herein shall limit the Company’s obligation to pay the Termination Fee and Parent Expenses in the event that the Company has committed a Willful Breach.
     (b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(i), then Parent shall promptly, but in no event later than two Business Days after the date of such termination, pay, or cause to be paid, to the Company by wire transfer of immediately available funds an amount in cash equal to $10,000,000 (the “Parent Termination Fee”). The parties hereto acknowledge and agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement, at the same time or at different times and the occurrence of different events.
     (c) Notwithstanding anything to the contrary in this Agreement, in the event of the termination of this Agreement, (i) the Company’s right to receive the Parent Termination Fee pursuant to Section 7.2(b) shall be the sole and exclusive remedy of the Company and its
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Subsidiaries and Affiliates against Parent, Merger Sub, Guarantor and the former, current and future equityholders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of Parent, Merger Sub, Guarantor or any former, current or future shareholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (each, a “Related Party”) for any losses or damages suffered as a result of any breach of any representation, warranty, covenant, or agreement made by Parent or Merger Sub in this Agreement or in any certificate or instrument delivered in connection herewith or the failure of the Merger to be consummated, and, upon payment of such amounts, if and when due, none of the Guarantor, Parent, Merger Sub or any of their Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; and (ii) Parent’s rights to receive the Termination Fee or Parent Expenses pursuant to Section 7.2(a) shall be the sole and exclusive remedy of Parent, Merger Sub, the Guarantor and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future shareholders, directors, officers, Affiliates or agents for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or in any certificate or instrument delivered in connection herewith or the failure of the Merger to be consummated, and upon payment of such amounts if and when due, none of the Company, its Subsidiaries or any of their respective former, current, or future shareholders, directors, officers, Affiliates or agents or any assignee of the foregoing shall have any further liability or obligation for monetary damages relating to or arising out of this Agreement or the transactions contemplated hereby; provided that, for the avoidance of doubt, nothing in this Section 7.2(c) shall limit the rights of the Company, on the one hand, and Parent and Merger Sub, on the other hand, under Section 8.5 prior to the valid termination of this Agreement in accordance with its terms.
     (d) Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability for monetary damages of Parent, Merger Sub, Guarantor and any of their respective Related Parties to the Company or any of its current or former shareholders under or in respect of this Agreement or the transactions contemplated hereby (including the Limited Guarantee) under any theory(ies), including in the event of a willful breach of this Agreement, is $10,000,000; provided that, for the avoidance of doubt, nothing in this Section 7.2(d) shall limit the rights of the Company, on the one hand, and Parent and Merger Sub, on the other hand, under Section 8.5 prior to the valid termination of this Agreement in accordance with its terms.
     (e) Each of the parties hereto acknowledges that the agreements contained in this Section 7.2 are an integral part of this Agreement, the Merger and the other transactions contemplated hereby, and that without these agreements, the other parties would not enter into this Agreement. The parties further acknowledge that damages resulting from termination of this Agreement under circumstances where the Termination Fee, Parent Expenses or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefor, the amounts payable pursuant to Section 7.2(a) or Section 7.2(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement.
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ARTICLE VIII

MISCELLANEOUS
     Section 8.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for any covenant or agreement that by its terms contemplates performance after the Effective Time.
     Section 8.2 Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs and expenses.
     Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic transmission or otherwise) to the other parties.
     Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware (other than with respect to matters governed by the TBOC, with respect to which such Laws apply) that are applicable to Contracts entered into and to be performed solely in the State of Delaware, without regard to conflict of laws principles.
     Section 8.5 Jurisdiction; Enforcement
     (a) The parties agree that irreparable damage to the parties hereto would occur in the event that any of the provisions of this Agreement were not performed, or threatened not to be performed, in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Notwithstanding anything to the contrary herein, it is explicitly agreed that the Company shall be entitled to specific performance of the Closing, Parent’s obligation to cause the Equity Financing to be funded to fund the Merger and the other transactions contemplated hereby, but only in the event that (i) all conditions set forth in Section 6.1 and Section 6.3 (other than those not satisfied solely as a result of the failure of Parent or Merger Sub to have performed their respective obligations under this Agreement) have been satisfied (or with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing) or waived (to the extent waivable by Parent) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded and (ii) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing is funded, then the Closing pursuant to Article I hereof will occur. The parties hereto
Agreement and Plan of Merger

further agrees that no party shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referenced to in this Section 8.5(a) and the parties hereto waive any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 8.5(a), the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall not in any respect waive their rights to seek any other form of relief that may be available to them under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 8.5(a) are not available or otherwise are not granted, and (y) nothing set forth in this Section 8.5(a) shall require the Company, on the one hand, or Parent or Merger Sub, on the other hand, to institute any Proceeding for (or limit the Company’s or Parent or Merger Sub’s right to institute any Proceeding for) specific performance under this Section 8.5(a) prior to or as a condition to exercising any termination right under Article VII (and/or receipt of any amounts due pursuant to Section 7.2), nor shall the commencement of any Proceeding pursuant to this Section 8.5(a) or anything set forth in this Section 8.5(a) restrict or limit the Company’s or Parent or Merger Sub’s right to terminate this Agreement in accordance with the terms of Article VII, or pursue any other remedies under this Agreement that may be available then or thereafter.
     (b) Notwithstanding anything set forth herein to the contrary, from and after the Effective Time, none of the Company, its Affiliates, or their respective current or former directors, officers or employees shall be entitled to seek or recover monetary or other damages or relief (including equitable relief) against Parent, the Surviving Corporation, the Guarantor or any of their respective Affiliates in connection with this Agreement or the transactions contemplated hereby, except for claims against the Surviving Corporation pursuant to Section 5.9.
     (c) In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or
Agreement and Plan of Merger

proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. IN NO EVENT SHALL ANY PARTY BE LIABLE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING DAMAGES TO SHAREHOLDERS, PARTNERS OR OTHER EQUITY OWNERS, NONE OF WHICH SHALL CONSTITUTE ACTUAL DAMAGES.
     Section 8.7 Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
     To the Company:
Silverleaf Resorts, Inc.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
Telecopy: 214-905-0514
Attention: Robert E. Mead
     with a copy (which shall not constitute notice) to:
Andrews Kurth LLP
1717 Main Street
Suite 3700
Dallas, Texas 75201
Telecopy: (214) 659-4401
Attention: J. David Washburn
     and:
Meadows Collier Reed Cousins & Ungerman LLP
3700 Bank of America Plaza
901 Main Street
Dallas, Texas 75202
Telecopy: (214) 747-3732
Attention: David N. Reed
Agreement and Plan of Merger

     To Parent or Merger Sub:
SL Resort Holdings Inc.
c/o Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York 10171
Telecopy: (212) 891-1541
Attention: Kevin Genda
     with copies (which shall not constitute notice) to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telecopy: (212) 593-5955
Attention: Stuart D. Freedman, Esq.
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or on the fifth succeeding Business Day if mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
     Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that, without written consent of any party hereto, (i) Parent and/or Merger Sub may assign, in their sole discretion, any of or all of their respective rights, interests and obligations under this Agreement to any Affiliate and (ii) Merger Sub and/or Parent may assign its rights hereunder as collateral security to any lender to Merger Sub and/or Parent or an Affiliate of Merger Sub and/or Parent, as the case may be, but, in each case, no such assignment shall relieve Merger Sub and/or Parent, as applicable, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, or any assignee thereof, to perform its obligations under this Agreement.
     Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Agreement and Plan of Merger

     Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof (including the Exclusivity Agreement between the Guarantor and the Company dated November 2, 2010, which agreement is hereby terminated) and, except as set forth in Section 5.9, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
     Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Shareholder Approval, if any such amendment or wavier shall by applicable Law or in accordance with the rules and regulations of NASDAQ require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
     Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. In the case of the Company, references to the “other parties” shall mean Parent and Merger Sub, and in the case of Parent of Merger Sub, references to the “other party” shall mean the Company. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
Agreement and Plan of Merger

     Section 8.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner (general or limited), stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
     Section 8.15 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:
     (a) “Affiliates” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. With respect to the Company, in no event shall the shareholders of the Company be deemed to be Affiliates of the Company.
     (b) “Association” means the timeshare owners association, other than the Orlando Breeze Resort Club, established for each Resort.
     (c) “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are required or authorized by Law to be closed.
     (d) “CISP” means the cardholder information security program of each Payment Network as such program may be amended by such Payment Network from time to time.
     (e) “Clubs” means the Silverleaf Club and the Orlando Breeze Resort Club.
     (f) “Company Management Agreements” means (i) the Amended and Restated Management Agreement, dated as of July 30, 2009, by and between the Silverleaf Club and the Company and (ii) the Management Agreement, dated as of January 13, 2005, by and between the Company and the Orlando Breeze Resort Club.
     (g) “Contracts” means any contract agreement, license, note, bond, deed, mortgage, trust, indenture, lease, arrangement, understanding, commitment or undertaking or other binding instruments or obligations (whether written or oral).
     (h) “Covered Entity” means the Company and each Subsidiary, Association and Club.
     (i) “Equity Commitment Letter” means the Equity Commitment Letter, dated as of the date hereof, by and between Guarantor and Parent.
Agreement and Plan of Merger

     (j) “Equity Financing” means the cash amount set forth in the Equity Commitment Letter committed by Guarantor to Parent (subject to the terms and conditions thereof).
     (k) “Equity Interests” means any type of equity ownership in an entity, including partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, stock or similar security in a corporation or the comparable instruments for any other entity or any other interest entitling the holder thereof to participate in the profits of such entity, the proceeds or the disposition of such entity or any portion thereof or to vote for the governing body of such entity.
     (l) “Exchange Act ABS Securitizer” has the meaning given to such term in Section 3.28(h).
     (m) “Guarantor” means Cerberus Series Four Holdings, LLC.
     (n) “Indebtedness” means any liability or obligation, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, monies, debentures, or similar instruments or upon which interest payments are normally made, (ii) under capitalized leases, (iii) in respect of loans and advances, (iv) for the payment of any deferred purchase price of any property, assets or services (including pursuant to capital leases) but excluding trade payables, (v) guarantees, direct or indirect, in any manner, of all or any part of any Indebtedness, leases, dividends or other obligations of any Person in any manner, whether directly or indirectly, (vi) all obligations under acceptance, standby letters of credit or similar facilities, (vii) all matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any membership interests, shares of capital stock or other ownership or profit interest or any warrants, rights or options to acquire such membership interests, shares or such other ownership or profit interest, (viii) all premiums, penalties or make whole or similar payments paid or payable in connection with the obligations referred to in (i) — (vii), (ix) all accrued interest of all obligations referred to in (i) — (viii) and (ix) all obligations referred to in (i) — (ix) of a third party secured by any Lien on property or assets.
     (o) “Intellectual Property” means all foreign and domestic (i) trademarks, service marks, brand names, d/b/a’s, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same; (ii) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including without limitation divisions, continuations, continuations-in-part and renewal applications, and including without limitation renewals, extensions and reissues; (iii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) Company Systems; and (vi) all other intellectual property or proprietary rights and claims or causes of action arising out of or
Agreement and Plan of Merger

related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof.
     (p) “Knowledge” means (x) with respect to Parent, the actual knowledge, after due inquiry, of the individuals listed on Section 8.15(p)(x) of the Parent Disclosure Schedule and (y) with respect to the Company, the actual knowledge, after due inquiry, of the following individuals: Robert Mead, Harry White, Edward Lahart, Joe Conner and Thomas Morris.
     (q) “Orders” or “orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
     (r) “Orlando Breeze Resort Club” means the timeshare owners association for the Orlando Breeze Resort.
     (s) “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
     (t) “Payment Networks” means Visa, MasterCard, American Express, Discover or other credit or debit card companies, electronic funds networks or associations, payment card associations or similar organizations having clearing or oversight responsibilities with respect to payment transactions or electronic funds transfers.
     (u) “PCI DSS” means the Payment Card Industry Data Security Standard, the worldwide information security standard, as it may be amended from time to time, defined by the Payment Card Industry Security Standards Council.
     (v) “Permitted Liens” means (i) mechanics’, materialmen’s, carrier’s, repairer’s and other Liens arising or incurred in the ordinary course of business or that (A) are not yet delinquent or (B) are being contested in good faith and for which sufficient funds are held in reserve; (ii) Liens for Taxes, assessments or other governmental charges not yet delinquent; (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar matters affecting title) that do not materially interfere with the use or occupancy of such real property; (iv) zoning, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the businesses of the Company or any of its Subsidiaries or any violation of which would not have or be reasonably like to have a Material Adverse Effect; (v) matters that would be disclosed by an accurate title report, survey or inspection of the Real Property; or (vi) Liens securing any Secured Debt; provided, however, that none of the foregoing will individually or in the aggregate impair the continued use and operation of the property to which they relate in the business of the Company and its Subsidiaries as presently conducted.
     (w) “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.
Agreement and Plan of Merger

     (x) “Proceeding” means any action, suit, claim, arbitration, audit, assessment, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.
     (y) “Release” shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment which pursuant to Environmental Laws requires the performance of a Remedial Action.
     (z) “Remedial Action” shall mean any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in-situ treatment, containment, operation and maintenance or management in-place, control, abatement or other response actions and any closure and post-closure measures associated therewith, including monitoring or the installation and maintenance of engineering and institutional controls or any deed, use or activity restrictions or limitations, required to comply with applicable Environmental Laws.
     (aa) “Resorts” means the following timeshare resorts developed and operated by the Company and its Subsidiaries: (i) Holly Lake (Hawkins, Texas), (ii) The Villages (Flint, Texas), (iii) Lake O’ The Woods (Flint, Texas), (iv) Piney Shores (Conroe, Texas), (v) Timber Creek (DeSoto, Missouri), (vi) Fox River (Sheridan, Illinois), (vii) Apple Mountain (Clarkesville, Georgia), (viii) Ozark Mountain (Kimberling City, Missouri), (ix) Holiday Hills (Branson, Missouri), (x) Hill Country (Canyon Lake, Texas), (xi) Oak N’ Spruce (South Lee, Massachusetts), (xii) Silverleaf’s Seaside (Galveston, Texas) and (xiii) Orlando Breeze Resort (Davenport, Florida).
     (bb) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     (cc) “Securitization Consents” has the meaning given to such term in Section 3.28(b).
     (dd) “Securitization Instrument Notices” has the meaning given to such term in Section 3.28(c).
     (ee) “Securitization Instruments” means all Contracts to which the Company or its Subsidiaries is bound in connection with a Securitization Transaction.
     (ff) “Securitization SPV” means each Person that is a special purpose vehicle (whether a limited liability company, corporation, trust or other entity) that is utilized in Securitization Transactions involving assets of any of the Company or its Subsidiaries.
     (gg) “Securitization Transaction” means any transaction (i) sponsored by the Company or any of its Subsidiaries under which any such Person has sold or pledged loans or receivables in a securitization in which securities backed by, or other interests in, such loans or
Agreement and Plan of Merger

receivables were sold and any of such securities or other interests remain outstanding or (ii) pursuant to which the Company or any of its Subsidiaries serves as servicer and with respect to which securities remain outstanding.
     (hh) “Silverleaf Club” means Silverleaf Club, a Texas not-for-profit corporation formed by the Company to centralize the operations of the Associations and the Resorts.
     (ii) “Subordinated Notes” means those 12% senior subordinated debt instruments due 2012 held beneficially by Bradford T. Whitmore and/or Grace Brothers, Ltd., an affiliate of Mr. Whitmore.
     (jj) “Subsidiaries” means, with respect to any Person, any Person of which a majority of the outstanding shares of capital stock or other Equity Interests having voting power for the election of directors or their equivalent is at the time owned by such Person directly or through one or more Subsidiaries. For the avoidance of doubt, the term “Subsidiary” shall include any Securitization SPVs that are controlled, directly or indirectly, by the Company or any of its Subsidiaries. Notwithstanding any contractual arrangements or rights with respect to the control of the Clubs and the Associations, the Clubs and Associations shall not be considered Subsidiaries of the Company for purposes of this Agreement.
     (kk) “The Pinnacle Lodge” means the hotel owned and operated by the Company in the Winter Park recreational area in Colorado.
     (ll) “Vacation Interval” means (i) a “Vacation Ownership Interest” consisting of a fractional fee simple timeshare interval as such term is defined in the applicable declaration for each of the Resorts, and (ii) a “Certificate of Beneficial Interest” as such term is defined in the Resort documents for the Oak N’ Spruce Resort, whether an annual or a biennial interval.
     (mm) “VOI Receivable” means (i) an installment sales Contract or a conditional sales Contract, in each case with respect to, and secured by, a Vacation Interval, or (ii) an installment promissory note evidencing the payment obligations of any Person with respect to a Vacation Interval, and the security agreement pursuant to which such Person’s obligations under such promissory note are secured by a Vacation Interval.
     (nn) “Warehouse Facilities” means the (i) Consolidated, Amended and Restated Loan and Security Agreement, dated as of February 21, 2007, between the Company and Textron Financial Corporation, (ii) Loan and Security Agreement, dated as of September 28, 2007, among the Company, the lender parties thereto and Liberty Bank, (iii) Second Amended and Restated Inventory Loan and Security Agreement, dated as of December 22, 2010, between the Company and CapitalSource Finance LLC and (iv) Loan and Security Agreement — Receivables, dated as of December 16, 2005, among the Company, the lender parties thereto and Wells Fargo Foothill, Inc., in each case, including all amendments and modifications thereto.
     (oo) “Willful Breach” means a breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by the Company with the actual knowledge of any of Robert Mead, Harry White, Edward Lahart, Joe Conner, Thomas Morris or any member of the Board (other than J. Richard
Agreement and Plan of Merger

Budd) that such representation or warranty was inaccurate when made or that the taking of such act or failure to take such act would cause a breach by the Company of this Agreement.
     (pp) Each of the following terms is defined in the Sections set forth opposite such term:

1997 Plan	Section 3.2(a)
2003 Plan	Section 3.2(a)
2008 Plan	Section 3.2(a)
Acquisition Financing Agreements	Section 3.25(b)
Action	Section 5.9(b)
Affiliate Transaction	Section 3.11
Affiliated Group	Section 3.15
Agreement	Preamble
Acquisition Agreement	Section 5.3(a)
Association	Section 8.15(b)
Audited Orlando Club Financial Statements	Section 3.20(b)
Audited Silverleaf Club Financial Statements	Section 3.20(b)
Bankruptcy and Equity Exception	Section 3.4(a)
Board	Recitals
Book-Entry Shares	Section 2.1(a)
Cancelled Shares	Section 2.1(b)
Certificate of Merger	Section 1.3
Certificates	Section 2.1(a)
Change of Recommendation	Section 5.3(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(b)(iii)
Company	Preamble
Company Adverse Recommendation Change	Section 5.3(a)
Company Approvals	Section 3.4(b)
Company Benefit Plans	Section 3.10(a)
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III
Company Financial Statements	Section 3.5(b)
Company Material Adverse Effect	Section 3.1(c)
Company Material Contracts	Section 3.25(c)
Company Meeting	Section 5.4(b)
Company Option Plans	Section 3.2(a)
Company Permits	Section 3.8(c)
Company Preferred Stock	Section 3.2(a)
Company SEC Documents	Section 3.5(a)
Company Shareholder Approval	Section 3.24
Company Stock Option	Section 2.1(d)(i)
Company Systems	Section 3.18(f)
Confidentiality Agreement	Section 5.2(b)
Dissenting Shares	Section 2.1(e)
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Dissenting Shareholders	Section 2.1(e)
Effective Time	Section 1.3
Employees	Section 3.16(a)
End Date	Section 7.1(b)(i)
Environmental Law	Section 3.9(b)
ERISA	Section 3.10(a)
ERISA Affiliate	Section 3.10(h)
Exchange Act	Section 3.4(b)
Exchange Fund	Section 2.2(a)
Excluded Shares	Section 2.1(e)
Future Developments	Section 3.19(a)
GAAP	Section 3.1(c)
Governmental Entity	Section 3.4(b)
Hazardous Substance	Section 3.9(c)
IT Contract	Section 3.18(g)
IT Contract Supplier	Section 3.18(g)
Inconsistent Actions	Section 5.3(a)
Indemnified Party	Section 5.9(b)
Information Practices	Section 3.17(b)
Insurance Policies	Section 3.22
Interested Parties	Section 3.11
Interim Orlando Club Financial Statements	Section 3.20(b)
Interim Silverleaf Club Financial Statements	Section 3.20(b)
Inventory Financing Agreements	Section 3.25(b)
Law	Section 3.8(a)
Laws	Section 3.8(a)
Lease	Section 3.19(b)
Leased Real Property	Section 3.19(b)
Liens	Section 3.3
Limited Guarantee	Recitals
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Multiemployer Plan	Section 3.10(h)
Multiple Employer Plan	Section 3.10(h)
NASDAQ	Section 3.4(b)
Notice Period	Section 5.3(b)(ii)
Option Consideration	Section 2.1(d)(i)
Orlando Club Financial Statements	Section 3.20(b)
Other Property	Section 3.19(a)
Owned Real Property	Section 3.19(a)
Parent	Preamble
Parent Benefit Plans	Section 5.5(b)(iii)
Parent Disclosure Schedule	Article IV
Parent Expenses	Section 7.2(a)
Parent Material Adverse Effect	Section 4.2(c)
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Parent Representatives	Section 5.2(a)
Parent Termination Fee	Section 7.2(a)
Paying Agent	Section 2.2(a)
Permitted Liens	Section 8.15(l)
Proxy Statement	Section 3.14
Qualifying Proposal	Section 7.2(a)(iii)
Real Property	Section 3.19(b)
Receivables Financing Agreements	Section 3.25(b)
Recommendation	Section 3.4(a)
Regulatory Law	Section 5.6(d)
Related Party	Section 7.2(c)
Representatives	Section 5.3(a)
Resort Documents	Section 3.21(b)
Sarbanes-Oxley Act	Section 3.6(a)
SEC	Section 3.1(c)
Secured Debt	Section 5.14
Securities Act	Section 3.3
Share	Section 2.1(a)
Silverleaf Club Financial Statements	Section 3.20(b)
Stock Purchase Plan	Section 3.2(a)
Superior Proposal	Section 5.3(b)
Superior Proposal Recommendation	Section 5.3(b)
Surviving Corporation	Section 1.1
Takeover Proposal	Section 5.3(a)
Tax	Section 3.15(b)
Tax Return	Section 3.15(b)
TBOC	Section 1.1
Termination Date	Section 5.1(a)
Termination Fee	Section 7.2(a)
Vacation Interval Registrations	Section 3.21(a)
VOI Laws	Section 3.21(c)
VOI Permits	Section 3.21(b)
WARN Act	Section 3.16(a)
(Signature Page Follows)
Agreement and Plan of Merger

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SL RESORT HOLDINGS INC.
By:	/s/ Kevin Genda
Name: Kevin Genda
Title: President

RESORT MERGER SUB INC.
By:	/s/ Kevin Genda
Name: Kevin Genda
Title: President

SILVERLEAF RESORTS, INC.
By:	/s/ Harry J. White Jr.
Name: Harry J. White Jr.
Title: Chief Financial Officer

Agreement and Plan of Merger